                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:



[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-12


                             LIZ CLAIBORNE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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

                           [LIZ CLAIBORNE, INC. LOGO]

                              LIZ CLAIBORNE, INC.
                                 1441 BROADWAY
                            NEW YORK, NEW YORK 10018

                                                                  March 28, 2003

Fellow Stockholders:

It is with great pleasure that I invite you to this year's Annual Meeting of Stockholders, which will be held on Thursday, May 22, 2003, at our offices at One Claiborne Avenue, North Bergen, New Jersey.

The meeting will start at 10:00 a.m., local time.

I appreciate your continued confidence in the Company and look forward to seeing you on May 22.

                                             Sincerely,

                                            /s/ Paul R. Charron

                                             PAUL R. CHARRON
                                             Chairman of the Board
                                             and Chief Executive Officer

                              LIZ CLAIBORNE, INC.

                             ---------------------

                            NOTICE OF ANNUAL MEETING

                                      AND

                                PROXY STATEMENT

                             ---------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 22, 2003

                           [LIZ CLAIBORNE, INC. LOGO]

                              LIZ CLAIBORNE, INC.
                                 1441 BROADWAY
                            NEW YORK, NEW YORK 10018

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

              Meeting Date:         Thursday, May 22, 2003
              Time:                  10:00 a.m., local time
              Place:                  One Claiborne Avenue
                                North Bergen, NJ 07047

PURPOSES OF THE MEETING:

     - To elect three Directors;

     - To approve the Amended and Restated Liz Claiborne Section 162(m) Cash Bonus Plan;

     - To ratify the appointment of Deloitte & Touche LLP as the Company's independent auditors for the 2003 fiscal year;

     - To vote on a stockholder proposal as described in the Proxy Statement;
       and

     - To consider any other appropriate matter brought before the meeting.

WHO MAY ATTEND:

     Only stockholders, persons holding proxies from stockholders, and representatives of the media and financial community may attend the meeting.

WHAT TO BRING:

     If your shares are registered in your name, you do not need to bring anything other than picture identification.

     If, however, your shares are held in the name of a broker, trust, bank, or other nominee, you will also need to bring a proxy or letter from that broker, trust, bank, or nominee that confirms you are the beneficial owner of those shares.

RECORD DATE:

     March 19, 2003 is the record date for the meeting. This means that owners of Liz Claiborne stock at the close of business on that date are entitled to:

     - receive notice of the meeting; and

     - vote at the meeting and any adjournments or postponements of the meeting.

ANNUAL REPORT:

     We have mailed a copy of our annual report for the fiscal year that ended December 28, 2002 to each stockholder of record as of March 19, 2003. The annual report is not part of the proxy solicitation materials.

     YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR PROXY PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING. Please see your proxy card for specific instructions on how to vote. If you need directions to the meeting, please call 201-295-6222.

                                By Order of the Board of Directors,

                                /s/ Nicholas J. Rubino

                               NICHOLAS J. RUBINO
                                Vice President - Deputy General
                                Counsel and Secretary
New York, New York
March 28, 2003

                               TABLE OF CONTENTS

Questions and Answers.......................................  1
Election of Directors.......................................  4
  Governance Matters........................................  5
  Director Compensation.....................................  7
  Certain Relationships and Related Transactions............  8
Executive Compensation......................................  9
  Summary Compensation Table................................  9
  Option Grants Table for Fiscal 2002.......................  10
  Aggregated Option Exercises in Fiscal 2002 and Fiscal
     Year-End Option Value Table............................  11
  Employment Arrangements...................................  12
  Board Compensation Committee Report on Executive
     Compensation...........................................  13
  Performance Graph.........................................  15
Security Ownership of Certain Beneficial Owners.............  17
Security Ownership of Management............................  19
Approval of the Amended and Restated Liz Claiborne Section
  162(m) Cash Bonus Plan....................................  20
Audit Committee Report......................................  22
Ratification of the Appointment of the Independent
  Auditors..................................................  23
Stockholder Proposal........................................  25
Section 16(a) Beneficial Ownership Reporting Compliance.....  27
Other Matters...............................................  27
Additional Information......................................  27
Exhibit A -- Board Guidelines
Exhibit B -- Nominating and Governance Committee Charter
Exhibit C -- Audit Committee Charter
Exhibit D -- Compensation Committee Charter
Exhibit E -- Finance and Technology Committee Charter
Exhibit F -- The Amended and Restated Liz Claiborne Section
             162(m) Cash Bonus Plan

                           [LIZ CLAIBORNE, INC. LOGO]

                                PROXY STATEMENT

     This Proxy Statement and the accompanying proxy card are being mailed to the stockholders of Liz Claiborne, Inc. (the "Company") beginning March 28, 2003. The Board of Directors is soliciting your proxy to vote your shares of the Company's common stock, par value $1.00 per share (the "Common Stock"), at the annual meeting of stockholders to be held on Thursday, May 22, 2003, and any adjournments or postponements of the meeting (the "Annual Meeting"). We solicit proxies to give all stockholders of record an opportunity to vote on matters that will be presented at the Annual Meeting. In the following pages of this Proxy Statement, you will find information on these matters. This information is provided to assist you in voting your shares.

                             QUESTIONS AND ANSWERS

WHO CAN VOTE?

       You can vote if, as of the close of business on Wednesday, March 19, 2003, you were a stockholder of record of the Common Stock. The Company is providing notice of the Annual Meeting, a proxy card and the proxy statement to stockholders as of this date.

HOW DO I VOTE BY PROXY?

     You can vote by mailing in the enclosed proxy card. Please see your proxy card or the information your bank, broker, or other holder of record provided to you for more information on voting.

     If you vote by proxy, your shares will be voted in the manner you indicate at the Annual Meeting. If you sign your proxy card but do not specify how you want your shares to be voted, they will be voted FOR the election of the nominees named below under the caption "Election of Directors -- Nominees for Election;" FOR the approval of the Amended and Restated Liz Claiborne Section 162(m) Cash Bonus Plan; FOR the ratification of the appointment of Deloitte & Touche LLP as independent auditors of the Company for the 2003 fiscal year; AGAINST the adoption of the stockholder proposal described in this Proxy Statement; and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting.

CAN I CHANGE MY VOTE AFTER I RETURN MY PROXY CARD?

     Yes. You can change or revoke your proxy by (i) sending a written notice prior to the Annual Meeting to the Secretary of the Company at the Company's principal executive offices at 1441 Broadway, New York, New York 10018; (ii) submitting a later dated proxy that is timely received; or (iii) voting in person at the Annual Meeting.

CAN I VOTE IN PERSON AT THE ANNUAL MEETING INSTEAD OF VOTING BY PROXY?

     Yes. However, we encourage you to complete and return the enclosed proxy card to ensure that your shares are represented and voted.

     Also, only record or beneficial owners of our Common Stock, or those persons authorized in writing to attend on their behalf, may attend the Annual Meeting in person. Upon arrival at the Annual Meeting, you will be required to present picture identification, such as a driver's license. Beneficial (or "street name") owners may also be asked to provide evidence of stock holdings, such as a recent brokerage account statement.

HOW DO I VOTE MY 401(k) SHARES?

     If you participate in the Liz Claiborne, Inc. 401(k) Savings and Profit Sharing Plan (the "401(k) Plan"), your proxy to vote includes shares held for you in your 401(k) Plan account, and your 401(k) shares will be voted in accordance with your instructions. If you do not provide instructions by May 19, 2003, American Express Retirement Services, the trustee of the 401(k) Plan, will vote your shares in the same proportion as all Common Stock held under the 401(k) Plan for which timely instructions are received.

HOW DO I VOTE SHARES HELD IN THE BANK OF NEW YORK BUYDIRECT PLAN ("THE BUYDIRECT PLAN")?

     If you participate in the BuyDIRECT Plan sponsored and administered by The Bank of New York, your proxy to vote shares includes shares held for you through The Bank of New York. If you do not give a proxy, such shares will not be voted. We will mail a proxy and this Proxy Statement to all persons who, according to the records of The Bank of New York, hold shares of Common Stock beneficially in the BuyDIRECT Plan but do not own any other shares of Common Stock.

HOW MANY SHARES ARE ENTITLED TO VOTE?

     As of the close of business on March 19, 2003 (the "Record Date"), there were 107,344,918 shares of the Company's Common Stock issued and outstanding. Each share of Common Stock entitles the record holder thereof to one vote on all matters properly brought before the Annual Meeting. On December 19, 2001, your Board of Directors declared a two-for-one stock split in the form of a stock dividend payable on January 16, 2002 to stockholders of record on December 31, 2001 (the "2002 Stock Split"). All historical information regarding shares of Common Stock and per share amounts in this Proxy Statement have been adjusted to reflect the 2002 Stock Split.

HOW MANY SHARES MUST BE PRESENT TO CONDUCT THE ANNUAL MEETING?

     In order to conduct business at the Annual Meeting, the majority of shares outstanding on the Record Date must be present, in person or by proxy (a "Quorum"). All signed and returned proxy cards will be counted for purposes of determining the presence of a Quorum.

WHAT IS THE REQUIRED VOTE FOR A PROPOSAL TO PASS?

     The election of Directors is determined by a plurality of the votes cast by stockholders entitled to vote. The other proposals require the affirmative vote of a majority of the votes cast on such proposal.

WHAT IS A "BROKER NON-VOTE"?

     Brokers holding shares for beneficial owners must vote those shares according to the specific instructions they receive from the owners. If instructions are not received, brokers may vote the shares in their discretion, depending on the type of proposals involved. "Broker non-votes" result when brokers are precluded by the New York Stock Exchange from exercising their discretion on certain types of proposals. Brokers have discretionary authority to vote on the proposals being submitted other than the stockholder proposal.

HOW ARE BROKER NON-VOTES TREATED?

     The inspectors of election will treat broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a Quorum, but not as shares present and voting on a specific proposal, thus having no effect on the outcome of such proposal.

CAN I ABSTAIN FROM VOTING ON A PROPOSAL?

     Abstentions may be specified on all proposals being submitted other than the election of Directors.

HOW ARE ABSTENTIONS TREATED?

     The inspectors of election will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a Quorum. Abstentions will not be treated as shares present and voting on the proposals set out in this Proxy Statement, and will have no effect on the outcome of such proposals.

WHO PAYS FOR THIS PROXY SOLICITATION?

     We do. We have hired Innisfree M&A, Incorporated, a proxy solicitation firm, to assist us in soliciting proxies for a fee of $15,000 plus reasonable expenses. In addition, the Company's Directors, officers and employees may, without additional compensation, also solicit proxies by mail, telephone, personal contact, facsimile, or through similar methods.

     We will also reimburse banks, brokers, fiduciaries, and custodians for their costs in forwarding proxy materials to beneficial owners of our stock. Other proxy solicitation expenses that we will pay include those for preparation, mailing, returning and tabulating the proxies.

                             ELECTION OF DIRECTORS

     Your Board of Directors is divided into three classes. The classes are as equal in number as is possible depending on the total number of Directors at any time. The classes generally are arranged so that the terms of the Directors in each class expire at successive annual meetings. This means that each year the stockholders elect approximately one-third of the members of the Board of Directors for a three-year term. For a description of the procedures under which stockholders may nominate persons for election as directors, see "Additional Information" below.

     The terms of Bernard W. Aronson, Nancy J. Karch and Paul E. Tierney, Jr. will expire at the Annual Meeting. The Board has nominated each of them for re-election to new terms that will expire at the 2006 annual meeting. We do not know of any reason why any of these nominees will not be available as a candidate. However, should such a situation arise, proxies may be voted for the election of such other persons as a Director as the holders of the proxies, in their discretion, determine.

     Pursuant to the Company's retirement policy under the Company's Board Guidelines, incumbent Directors are required to retire at the Annual Meeting next following the Director's seventy-second birthday. In accordance with these Guidelines, J. James Gordon, a Director since 1977, will be retiring from the Board at the Annual Meeting.

     Your Board of Directors recommends a vote FOR the election of Bernard W. Aronson, Nancy J. Karch and Paul E. Tierney, Jr. as Directors to hold office until the 2006 annual meeting of stockholders and until each of their successors is elected. Unless authority to vote for the election of Directors is withheld, the enclosed proxy will be voted FOR the election of the nominees named below.

NOMINEES FOR ELECTION AS DIRECTORS TO SERVE UNTIL 2006:

     BERNARD W. ARONSON -- Mr. Aronson, 56, has served as a Director of the Company since 1998. Mr. Aronson has been Managing Partner of ACON Investments LLC, a private investment vehicle, since 1996. He served as International Advisor to Goldman Sachs & Co. from 1993 to 1996 and as Assistant Secretary of State for Inter-American Affairs from 1989 to 1993. Mr. Aronson also served as Deputy Assistant and Executive Speechwriter to the President of the United States and Special Assistant and Speechwriter to the Vice President of the United States from 1977 to 1981. Mr. Aronson is also a director of Hyatt International Corporation, a hotel operator, and Royal Caribbean Cruises Ltd., a cruise company.

     NANCY J. KARCH -- Ms. Karch, 55, has served as a Director of the Company since 2000. Ms. Karch was a senior partner of McKinsey & Co., an independent consulting firm, from 1988 until her retirement in 2000. She had served in various executive capacities at McKinsey since 1974. Ms. Karch is a member of The McKinsey Advisory Council, and serves as a director of Toys "R" Us, retail merchants; The Gillette Company, a personal products company; and The Corporate Executive Board, a business research company.

     PAUL E. TIERNEY, JR. -- Mr. Tierney, 60, has served as a Director of the Company since 1995. Mr. Tierney is a co-founding Member of Development Capital, LLC, a private investment vehicle formed in 1996, and the General Partner of Aperture Venture Partners, an entity formed in 2002 to invest in healthcare-related securities. From 1978 to 1996, Mr. Tierney served as Managing Director of Gollust, Tierney & Oliver, an investment banking partnership. He is Chairman of the Board of Directors of TechnoServe, Inc., a not-for profit corporation, and also serves as a director of UAL Corporation, an air transportation company; Earth Color, a privately held commercial printing company; and St. John's College. Mr. Tierney is also an adjunct professor and Executive-In-Residence at the Columbia University Graduate School of Business.

DIRECTORS WHOSE TERMS EXPIRE IN 2004:

     RAUL J. FERNANDEZ -- Mr. Fernandez, 36, has served as a Director of the Company since 2000. Mr. Fernandez serves as Special Advisor to General Atlantic Partners, LLC, a private equity investment firm focused on information technology. From 2001 to 2002, he served as Chief Executive Officer of Dimension Data North America, an information systems integrator company, and as a director of its parent company, Dimension Data Holdings Plc. Mr. Fernandez previously served as Chairman of the Board, Chief Executive

Officer and President of Proxicom, Inc., a publicly-traded Internet development and e-business consulting company he founded in 1991. Mr. Fernandez is also a director of Critical Path, Inc., an Internet messaging infrastructure services provider, and a partner in Lincoln Holdings LLC, which owns the Washington Capitals of the National Hockey League and a significant interest in the Washington Wizards of the National Basketball Association.

     KENNETH P. KOPELMAN -- Mr. Kopelman, 51, has served as a Director of the Company since 1996. He has been a partner in the New York City law firm of Kramer Levin Naftalis & Frankel LLP, corporate counsel to the Company since 1984 and served as the Company's Secretary from 1991 to 1996. Mr. Kopelman is also a director of Mobius Management Systems, Inc., a computer software company.

     ARTHUR C. MARTINEZ -- Mr. Martinez, 63, has served as a Director of the Company since 2001. Mr. Martinez retired in 2000 as Chairman, President and Chief Executive Officer of Sears, Roebuck and Company, positions he held from 1995. From 1992 to 1995, he served as Chairman and Chief Executive Officer of the former Sears Merchandise Group. Prior to his tenure at Sears, Mr. Martinez served in various capacities at Saks Fifth Avenue ("Saks"), an apparel and related products retailer, and BATUS, Inc., Saks' parent company through 1990, including as Vice Chairman and as Senior Vice President and Chief Financial Officer of Saks. Mr. Martinez is also a director of PepsiCo, Inc., a consumer products company; International Flavors & Fragrances, Inc., a creator and manufacturer of flavor and fragrance products; and Martha Stewart Living OmniMedia, Inc., an integrated content company. Mr. Martinez also serves as a member of the supervisory board of ABN-AMRO Holding, N.V., a Netherlands-based financial institution.

DIRECTORS WHOSE TERMS EXPIRE IN 2005:

     PAUL R. CHARRON -- Mr. Charron, 60, joined the Company as Vice Chairman and Chief Operating Officer, and became a Director, in 1994. In 1995, Mr. Charron became President (a position he held until October 1996) and Chief Executive Officer of the Company. In 1996, Mr. Charron became Chairman of the Board of the Company. Prior to joining the Company, Mr. Charron served in various executive capacities at VF Corporation, an apparel manufacturer, including Group Vice President and Executive Vice President, from 1988.

     KAY KOPLOVITZ -- Ms. Koplovitz, 57, has served as a Director of the Company since 1992. She is currently a principal of Koplovitz & Co. LLC, a media investment firm. From January 2000 to June 2001, Ms. Koplovitz served as Chief Executive Officer of Working Woman Network, a multi-platform media company which filed for liquidation under the Bankruptcy Code in September 2001. Ms. Koplovitz was the founder of USA Networks, an international cable television programming company, and served as its Chairman and Chief Executive Officer from 1977 to 1998. Ms. Koplovitz is also a director of Broadway Television Network, a producer and multi-media distributor of recordings of Broadway shows, and Instinet Group, Inc., an electronic brokerage services provider. Ms. Koplovitz also serves on a number of not-for-profit company boards, including the New York City Central Park Conservancy, the Museum of Television and Radio, the Partnership For New York City, Springboard and the Tennis Hall of Fame.

     OLIVER R. SOCKWELL -- Mr. Sockwell, 59, was elected a Director of the Company in December 2002. He retired in 1997 as President and Chief Executive Officer of Construction Loan Insurance Corporation (also known as Connie Lee), a financial guaranty company he established in 1987. Previously, Mr. Sockwell served in various positions with Student Loan Marketing Association (also known as Sallie Mae), including as Executive Vice President Finance, Administration and Planning, from 1984 to 1987. He is also a director of R.R. Donnelley & Sons Company, a provider of printing and related services, and an adjunct professor and Executive-In-Residence at the Columbia University Graduate School of Business.

GOVERNANCE MATTERS

     BOARD GUIDELINES. The Board established its initial governance guidelines in 1995. The current Board Guidelines address, among other governance items, standards for director independence and criteria for selecting new Directors. A copy of the Board Guidelines is attached as Exhibit A and is also available at our website at www.lizclaiborneinc.com.

     BOARD MEETINGS. During the fiscal year ended December 28, 2002, the Board of Directors held seven meetings, and the Committees of the Board held a total of 23 meetings. Each Director attended more than 75% of the meetings held by the Board of Directors and each Committee on which he or she served.

     The Board meets in executive session at each regular Board Meeting. Pursuant to the Company's Board Guidelines, the Chair of the Nominating and Governance Committee (formerly the Committee on Directors) presides at such sessions. Each year, the Board formally reviews the Company's annual strategic plan, with participation from senior management. For a description of the Board's role in the strategic planning process, see our website at www.lizclaiborneinc.com.

     BOARD COMMITTEES.  The Board of Directors has the following four
Committees:

     Nominating and Governance Committee. The Nominating and Governance Committee is responsible for making recommendations with respect to the nominations by the Board of qualified candidates to serve as Directors of the Company and reviewing and advising the Board on issues of corporate governance and corporate and social responsibility, as well as directorship practices. The Committee's responsibilities are set forth in the Nominating and Governance Committee Charter. A copy of the Committee's Charter is attached as Exhibit B to this Proxy Statement and is also available on the Company's website at www.lizclaiborneinc.com. The present members of the Nominating and Governance Committee are Bernard W. Aronson, J. James Gordon (chair), Nancy J. Karch and Arthur C. Martinez. Effective upon Mr. Gordon's retirement at the Annual Meeting, it is expected that Mr. Aronson will be appointed by the Board to assume the Committee chair. The Committee met six times during 2002.

     Audit Committee. The Audit Committee is responsible for assisting the Board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices and financial statements of the Company, the independence, qualifications and performance of the Company's independent auditors, the Company's compliance with legal and regulatory requirements, the performance of the Company's internal audit function and the independence and performance of the Company's internal audit firm. The Committee also has the sole authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors and to pre-approve audit engagement fees and all permitted non-audit services and fees. The Committee's responsibilities are set forth in the Audit Committee Charter. A copy of the Charter is attached as Exhibit C to this Proxy Statement and is also available on the Company's website at www.lizclaiborneinc.com. The present members of the Audit Committee are Bernard W. Aronson, Nancy J. Karch (chair), Arthur C. Martinez and Oliver R. Sockwell. It is expected that, upon Mr. Aronson's assumption of the chair of the Nominating and Governance Committee at the Annual Meeting, Ms. Koplovitz will be appointed by the Board to replace Mr. Aronson on the Audit Committee. The Committee met eight times during 2002.

     Compensation Committee. The Compensation Committee determines the salary and bonus for the Chief Executive Officer, approves the general policies applicable to salaries and bonuses for the other executive officers, makes award decisions regarding equity-based compensation plans, and makes recommendations to the Board and senior management regarding Company compensation programs. The Committee's responsibilities are set forth in the Compensation Committee Charter. A copy of the Charter is attached as Exhibit D to this Proxy Statement and is also available on the Company's website at www.lizclaiborneinc.com. The present members of the Compensation Committee are Raul J. Fernandez (chair), J. James Gordon, Nancy J. Karch, Kay Koplovitz and Paul E. Tierney, Jr. The Committee met three times during 2002.

     Finance and Technology Committee. The Finance and Technology Committee advises the Board on a variety of corporate finance issues, including the Company's policies regarding dividends, issuances and purchases of securities, capital expenditures, proposed acquisitions and divestiture matters, as well as on a variety of technology matters. The Committee's responsibilities are set forth in the Finance and Technology Committee Charter. A copy of the Charter is attached as Exhibit E to this Proxy Statement and is also available on the Company's website at www.lizclaiborneinc.com. The present members of the Finance and Technology Committee are Bernard W. Aronson, Raul J. Fernandez, Kenneth P. Kopelman, Oliver R. Sockwell and Paul E. Tierney, Jr. (chair). The Committee met six times during 2002.

DIRECTOR COMPENSATION

     Directors who are Company employees do not receive Director's fees. Directors who are not Company employees receive the following annual compensation for their services:

     - Annual Retainers:

      -- $30,000 for serving as a Director, $15,000 of which is in the form of shares of Common Stock, subject to transfer restrictions as discussed below;

      -- $7,500 for serving as a Committee Chair; and

      -- $2,500 for each other Committee member;

     - Options to purchase 6,000 shares of Common Stock, as discussed below;

     - $5,000 allowance for the purchase of Company products;

     - $1,000 for each Board meeting and Committee meeting attended; and

     - Reimbursement for out-of-pocket travel expenses incurred in connection with attendance at Board and Committee meetings.

     The Company has, since 1991, paid a portion of each non-management Director's annual retainer in shares of Common Stock pursuant to the stockholder-approved Liz Claiborne, Inc. Outside Directors' 1991 Stock Ownership Plan, as amended (the "Outside Director Plan"). Under the Outside Director Plan, each non-management Director having served as such for at least six months receives an annual award of shares of Common Stock having a value of $15,000 on the first business day of each fiscal year; newly elected non-management Directors receive such an award upon their election to the Board. During fiscal 2002, the following awards of shares of Common Stock were made under the Outside Director Plan: 602 shares on January 2, 2002 to each of Mss. Karch and Koplovitz and Messrs. Aronson, Fernandez, Gordon, Kopelman, Martinez and Tierney; and 463 shares on December 5, 2002 to Mr. Sockwell. All such shares are nontransferable for a period of three years following the applicable award date, subject to exceptions in the case of death or retirement from the Board.

     Non-management Directors, other than newly elected Directors, also receive a grant of options to purchase 6,000 shares of Common Stock on the first business day of each fiscal year of the Company; newly elected non-management Directors receive a portion of their grant upon election and the remainder on the first business day of the fiscal year following their election to the Board. All such options carry terms substantially equivalent to options granted to Company employees under the stockholder-approved Liz Claiborne, Inc. 2002 Stock Incentive Plan and Liz Claiborne, Inc. 2000 Stock Incentive Plan: an exercise price equal to the market price on the grant date, a term of ten years, and a vesting schedule of 25% on each of the first and second anniversaries of the grant date, with the remaining 50% vesting on the third anniversary, subject to earlier vesting on a change of control (as defined in the Outside Director Plan) or upon death or retirement from the Board after at least five years of service. During fiscal 2002, an award of options to purchase 6,000 shares of the Company's Common Stock was made to each of Mss. Karch and Koplovitz and Messrs. Aronson, Fernandez, Gordon, Kopelman, Martinez and Tierney on January 2, 2002 at an exercise price of $24.90. In addition, awards of options to purchase shares of Common Stock were made to Mr. Sockwell as follows: an award of 2,000 shares was made on December 5, 2002 (at an exercise price of $32.33).

     The Outside Director Plan enables each non-management Director to elect prior to any calendar year to defer cash and/or Common Stock fees otherwise payable in that and succeeding calendar years. Deferred cash fees are deemed invested in phantom shares of Common Stock or credited with imputed interest at the prime rate plus one percent, whichever the Director specifies at the time of election. Deferred Common Stock fees are deemed invested in phantom shares of Common Stock, with dividends deemed reinvested in additional phantom shares.

     The Company's Board Guidelines set out the Board's expectation that each Director will over time accumulate a holding of shares of Common Stock having a value equal to twice the Director's annual retainer.

     The Company does not provide any retirement benefits to Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During fiscal 2002, the Company and certain of its contractors purchased, in the ordinary course of their business for use in the manufacture of Company products, fabric from certain European textile mills for which Gordon Textiles International, Ltd. ("GTIL") acts as a sales agent in the United States. J. James Gordon, a Director of the Company whose term will expire at the Annual Meeting, is the sole stockholder of GTIL. Such fabric purchases during fiscal 2002 aggregated approximately $300,000; GTIL received commissions from its client mills, at customary industry rates, in respect of such sales aggregating approximately $31,000.

     The law firm of Kramer, Levin, Naftalis & Frankel LLP, of which Kenneth P. Kopelman, a Director of the Company, is a partner, provides legal services to the Company. During 2002, the firm was paid $1,522,973 for fees incurred by the Company in connection with such services. This amount represents approximately 1% of such firm's 2002 fee revenue.

     Bradley R. Charron, son of the Company's Chairman and Chief Executive Officer, is employed by the Company. During 2002, Mr. Charron received aggregate compensation of $74,100 for his services.

     The foregoing transactions were effected on an arm's-length basis, with services paid for at fair market value. The Company believes that each of the transactions described above were effected on terms no less favorable to the Company than those that would have been realized in transactions with unaffiliated entities or individuals.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table sets forth information concerning the compensation for services in all capacities for the 2002, 2001 and 2000 fiscal years of the Chief Executive Officer and the other four most highly compensated executive officers of the Company as of December 28, 2002 (collectively, the "Named Executive Officers").

                                                                                 LONG TERM COMPENSATION
                                                                           ----------------------------------
                                                                                    AWARDS            PAYOUTS
                                          ANNUAL COMPENSATION(1)           ------------------------   -------
                                  --------------------------------------                 SECURITIES
                                                               OTHER       RESTRICTED    UNDERLYING
NAME AND PRINCIPAL      FISCAL                                 ANNUAL        STOCK        OPTIONS/     LTIP        ALL OTHER
POSITION                 YEAR     SALARY(2)     BONUS(3)    COMPENSATION     AWARDS      SARS(#)(4)   PAYOUTS   COMPENSATION(5)
------------------      ------    ----------   ----------   ------------   ----------    ----------   -------   ---------------
Paul R. Charron.......   2002     $1,220,600   $1,903,179     $57,380(6)           --     143,000       --        $1,095,339
  Chairman of the        2001     $1,180,700   $  957,600     $61,580      $2,240,625(7)  442,000       --        $  794,435
  Board and Chief        2000     $1,140,800   $1,155,000     $60,400              --     300,000       --        $  700,698
  Executive Officer
-------------------------------------------------------------------------------------------------------------------------------
Angela J. Ahrendts....   2002     $  689,600   $  600,000          --              --      55,000       --        $   45,300
  Executive Vice         2001     $  594,000   $  250,000          --      $  998,164(8)   45,000       --        $   38,000
  President              2000     $  474,000   $  225,000          --              --      54,000       --        $   29,200
-------------------------------------------------------------------------------------------------------------------------------
Trudy F.
  Sullivan(9).........   2002     $  639,600   $  600,000          --      $  141,400(10)   55,000      --        $   11,900
  Executive Vice         2001(11) $  191,000   $  180,000          --      $  256,000(12)   72,000      --                --
  President              2000             --           --          --              --          --       --                --
-------------------------------------------------------------------------------------------------------------------------------
Robert J. Zane........   2002     $  423,700   $  335,000                          --      45,000       --        $   33,450
  Senior Vice            2001     $  389,500   $  175,000          --      $  448,125(7)   45,000       --        $   28,852
  President --           2000     $  345,200   $  185,000          --              --      50,000       --        $   26,848
  Manufacturing,
  Sourcing,
  Distribution and
  Logistics
-------------------------------------------------------------------------------------------------------------------------------
Michael Scarpa........   2002     $  377,900   $  310,000          --              --      40,000       --        $   24,300
  Senior Vice            2001     $  325,800   $  150,000          --      $  662,100(13)   40,000      --        $   19,998
  President --           2000     $  291,320   $  130,000          --              --      34,000       --        $   16,452
  Chief Financial
  Officer
-------------------------------------------------------------------------------------------------------------------------------

---------------
 (1) The Company has concluded that the aggregate amount of perquisites and other personal benefits paid to each of the Named Executive Officers other than Mr. Charron for fiscal 2002 did not exceed the lesser of 10% of each such officer's total annual salary and bonus for such year, or $50,000; such amounts are not included in the table.

 (2) Amounts for Mr. Charron include amounts deferred under the unfunded Supplemental Executive Retirement Plan (the "SERP") and the unfunded deferred compensation plan established in 1996 (the "UDCP") (see "Employment Arrangements -- Agreements with Paul R. Charron" below).

 (3) A description of the Company's bonus arrangements is contained under the caption "Board Compensation Committee Report on Executive Compensation" below (the "Compensation Committee Report").

 (4) For fiscal 2002, 2001 and 2000, includes options granted on March 12, 2003, January 24, 2002 and January 16, 2001, respectively. For Mr. Charron, (a) fiscal 2001 includes 88,500 premium-priced options subject to an extended vesting condition, granted on March 11, 2002; and (b) fiscal 2000 includes 100,000 premium-priced options subject to an extended vesting condition granted on March 15, 2001. See "Option Grants Table for Fiscal 2002" and "Aggregated Option Exercises in Fiscal 2002 and Fiscal Year-End Option Value Table" below.

 (5) For fiscal 2002, includes (a) profit sharing contributions under the Company's 401(k) Savings and Profit-Sharing Plan (the "Savings Plan") of $5,100 for each Named Executive Officer, other than Ms. Sullivan; (b) matching contributions under the Savings Plan as follows: Mr.
     Charron -- $5,500; Ms. Ahrendts -- $5,500; Mr. Scarpa -- $5,100; Ms.
     Sullivan -- $3,500; and Mr. Zane -- $5,100; (c) the full amount of all premiums paid by the Company for universal life insurance coverage under the Company's supplemental life insurance plan under which each participant is entitled to any cash surrender value under the policy, providing coverage equal to two times annual base salary, as follows:

     Mr. Charron -- $24,600; Ms. Ahrendts -- $2,900; Mr. Scarpa -- $2,500; Ms.
     Sullivan -- $7,300; and Mr. Zane -- $8,750; (d) amounts accrued under the SERP with respect to services rendered during fiscal 2002, as follows: Mr. Charron -- $66,400; Ms. Ahrendts -- $31,800; Mr. Scarpa -- $11,600; Ms.
     Sullivan -- $1,100; and Mr. Zane -- $14,500; and (e) for Mr. Charron (i) $321,794 accrued as of December 28, 2002 under the UDCP, which amount is equal to 15% of Mr. Charron's salary and bonus for fiscal 2002; and (ii) above-market earnings on all amounts accrued and deferred under the UDCP through December 28, 2002, as calculated pursuant to the terms of the UDCP, in an amount equal to $671,945 (see "Employment Arrangements -- Agreements with Paul R. Charron" below).

 (6) Includes $41,000 representing reimbursement of certain transportation expenses.

 (7) Represents the value (based on the closing price of the Common Stock on January 16, 2001, the grant date) of the following shares of restricted stock issued under the Liz Claiborne, Inc. 2000 Stock Incentive Plan pursuant to the Company's Executive Leadership Team Shares Program ("ELT Shares") described in the Compensation Committee Report below: Mr.
     Charron -- 100,000 ELT Shares; and Mr. Zane -- 20,000 ELT Shares. Prior to vesting, dividends on ELT Shares are held in escrow and deemed reinvested in phantom shares of Common Stock. On December 28, 2002, all such ELT Shares remained restricted, with a value (based on the closing price of the Common Stock on December 27, 2002) as follows: Mr. Charron -- $2,915,000; and Mr. Zane -- $583,000.

 (8) Represents the value (based on the closing price of the Common Stock on January 15, 2001, the grant date) of 24,966 shares of restricted stock issued under the Liz Claiborne, Inc. 2000 Stock Incentive Plan, which restricted shares are subject to restrictions on transfer and risk of forfeiture until earned by continued service and vest as follows: 20% on each of the third, fourth and fifth anniversaries of the grant date, and the remaining 40% on the sixth anniversary, with acceleration of vesting upon the achievement of certain financial and non-financial goals (the "Restricted Shares"), and the value (based on the closing price of the Common Stock on January 16, 2001, the grant date) of 20,000 restricted ELT Shares. On December 28, 2002, all of the ELT Shares remained restricted with a value of $583,000, and all of the KAPS Shares remained restricted with a value of $727,759 (based on the closing price of the Common Stock on December 27, 2002).

 (9) Ms. Sullivan joined the Company in August 2001.

(10) Represents the value (based on the closing price of the Common Stock on March 11, 2002, the grant date) of 5,000 restricted ELT Shares. On December 28, 2002, all of the ELT Shares remained restricted with a value of $145,750 (based on the closing price of the Common Stock on December 27, 2002).

(11) Reflects a partial year, including any guaranteed bonus payments.

(12) Represents the value (based on the closing price of the Common Stock on August 30, 2001, the grant date) of 10,000 restricted ELT Shares. On December 28, 2002, all of the ELT Shares remained restricted with a value of $291,500 (based on the closing price of the Common Stock on December 27, 2002).

(13) Represents the value (based on the closing price of the Common Stock on January 16, 2001, the grant date) of 16,000 restricted ELT Shares and the value (based on the closing price of the Common Stock on May 17, 2001, the grant date) of 12,000 Restricted Shares. On December 28, 2002, all of the ELT Shares remained restricted with a value of $466,400, and all of the Restricted Shares remained restricted with a value of $349,800 (based on the closing price of the Common Stock on December 27, 2002).

OPTION GRANTS TABLE FOR FISCAL 2002

     The following table sets forth additional information concerning stock option grants made during fiscal 2002 to the Named Executive Officers. For purposes of the table, grants made on March 12, 2003 are treated as having been made during fiscal 2002 and grants made on January 24, 2002 and March 11, 2002 are treated as having been made during fiscal 2001; these grants are also so reflected in the Summary Compensation Table. In addition, in accordance with Securities and Exchange Commission ("S.E.C.") disclosure rules, the hypothetical gains, or "option spreads," for each option grant are shown based on compound annual rates of stock price appreciation of 5% and 10% from the grant date to the expiration date. The assumed rates of growth are prescribed by the S.E.C. and are for illustration purposes only; they are not intended to predict future stock prices, which will depend upon market conditions and the Company's future performance and prospects. All options were issued under the Liz Claiborne, Inc. 2000 Stock Incentive Plan or the Liz Claiborne, Inc. 2002 Stock Incentive Plan. The Company has not granted any stock appreciation rights.

                                       INDIVIDUAL GRANTS(1)
                       -----------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                       NUMBER OF                                                  ASSUMED ANNUAL RATES OF
                       SECURITIES     % OF TOTAL                               STOCK PRICE APPRECIATION FOR
                       UNDERLYING   OPTIONS GRANTED   EXERCISE                        OPTION TERM(2)
                        OPTIONS     TO EMPLOYEES IN     PRICE     EXPIRATION   -----------------------------
NAME                   GRANTED(#)   FISCAL 2002(3)    ($/SHARE)      DATE          5%($)          10%($)
----                   ----------   ---------------   ---------   ----------   -------------   -------------
Paul R. Charron......   143,000          4.70%         $28.10     3/12/2013     $2,526,810      $6,403,540
------------------------------------------------------------------------------------------------------------
Angela J. Ahrendts...    55,000          1.81%         $28.10     3/12/2013        971,850       2,462,900
------------------------------------------------------------------------------------------------------------
Trudy F. Sullivan....    55,000          1.81%         $28.10     3/12/2013        971,850       2,462,900
------------------------------------------------------------------------------------------------------------
Robert J. Zane.......    45,000          1.48%         $28.10     3/12/2013        795,150       2,015,100
------------------------------------------------------------------------------------------------------------
Michael Scarpa.......    40,000          1.31%         $28.10     3/12/2013        706,800       1,791,200
------------------------------------------------------------------------------------------------------------

---------------
(1) Options become exercisable in three annual installments with 25% becoming exercisable on each of the first and second anniversaries of the grant date and 50% on the third anniversary, subject to earlier vesting upon a change in control or approved retirement. A "change in control" occurs if any person acquires 20% or more of the outstanding shares of Common Stock, the stockholders approve a merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company, a cash offer for 50% or more of the outstanding shares of the Common Stock is commenced, or two or more directors are elected to the Board of Directors without approval of incumbent Board members.

(2) Assumes that the stock price on the grant date ($28.10 on March 12, 2003) has grown, as indicated, at (a) 5% per annum over the term of the option to $45.77, or (b) at 10% per annum over the term of the option to $72.88.

(3) The Company granted options to purchase an aggregate of 3,036,600 shares to 662 employees. All grants were made at exercise prices equal to the market price on the grant date.

AGGREGATED OPTION EXERCISES IN FISCAL 2002 AND FISCAL YEAR-END OPTION VALUE
TABLE

     The following table provides information concerning all exercises of stock options during fiscal 2002 by the Named Executive Officers and the fiscal year-end value of unexercised options on an aggregated basis. The Company has not granted any stock appreciation rights:

                                                        NUMBER OF SECURITIES             VALUE OF UNEXERCISED
                         NUMBER OF                     UNDERLYING UNEXERCISED            IN-THE-MONEY OPTIONS
                          SHARES                        OPTIONS AT 12/28/02                 AT 12/28/02(1)
                        ACQUIRED ON     VALUE      ------------------------------   ------------------------------
NAME                     EXERCISE      REALIZED    EXERCISABLE   UNEXERCISABLE(2)   EXERCISABLE   UNEXERCISABLE(2)
----                    -----------   ----------   -----------   ----------------   -----------   ----------------
Paul R. Charron.......    196,000     $3,064,788     394,000         952,000        $3,973,862       $4,001,398
------------------------------------------------------------------------------------------------------------------
Angela J. Ahrendts....     14,000     $  211,142      39,500         105,500        $  405,766       $  676,198
------------------------------------------------------------------------------------------------------------------
Trudy F. Sullivan.....          0     $        0       7,500          64,500        $   22,838       $  216,773
------------------------------------------------------------------------------------------------------------------
Robert J. Zane........     35,500     $  435,108           0         102,500        $        0       $  655,007
------------------------------------------------------------------------------------------------------------------
Michael Scarpa........          0     $        0      17,500          57,500        $  147,521       $  306,389
------------------------------------------------------------------------------------------------------------------

---------------
(1) Options are "in-the-money" as of December 28, 2002 to the extent that the market price of the Common Stock (based on the closing price of the Common Stock on December 27, 2002 of $29.47) exceeded the exercise price of such options.

(2) Includes grants made on March 12, 2003. See "Option Grants Table for Fiscal 2002" above.

EMPLOYMENT ARRANGEMENTS

     AGREEMENTS WITH PAUL R. CHARRON. The Company has an employment agreement with Paul R. Charron, the current term of which expires on April 30, 2004, with automatic one year renewal terms. This agreement was amended with effect from Mr. Charron's election to the additional position of Chairman in May 1996 to provide for a minimum annual base salary of $1,000,000, plus bonus. The agreement also provides that if his employment is terminated either by the Company other than for cause or by him for certain specified reasons, Mr. Charron shall receive a severance payment of $1,750,000. In 2001, the Company agreed that upon his retirement, the Company would continue to offer Mr. Charron certain post-retirement health benefits.

     The Company established an unfunded deferred compensation plan for Mr. Charron in 1996, the terms of which were amended in 2001 (the "UDCP"). Under the UDCP, the Company established two unfunded bookkeeping accounts: a Retirement Income Account and a Deferred Salary Account. Upon cessation for any reason of Mr. Charron's full-time employment as Chairman and Chief Executive Officer, he (or his beneficiary) will be entitled to receive the amount credited to the Deferred Salary Account (which is fully vested at all times), plus the amount credited to the Retirement Income Account to the extent vested, plus, in each case, imputed earnings. As of December 31, 1995 (the first day of the Company's 1996 fiscal year) and as of the first day of each of the subsequent seven fiscal years, the Retirement Income Account is credited with an amount equal to 15% of the sum of Mr. Charron's base salary for such fiscal year and his cash bonus (if any) for the immediately preceding fiscal year. The Retirement Income Account becomes fully vested on January 1, 2005, provided Mr. Charron is then employed full-time as Chairman and Chief Executive Officer of the Company; vesting is accelerated upon death, disability or termination in connection with a change of control (as defined in the UDCP). As of December 29, 1996 (the first day of the Company's 1997 fiscal year) and as of the first day of each subsequent fiscal year, the Deferred Salary Account is credited with an amount equal to the portion of Mr. Charron's base salary for such fiscal year that exceeds $1 million (and is therefore deferred pursuant to his employment agreement). As of December 28, 1996 (the last day of the Company's 1996 fiscal year) and as of the last day of each subsequent fiscal year, each of the Retirement Income and Deferred Salary Accounts is credited with an amount equal to the balance standing credited thereto on the first day of such fiscal year multiplied by an imputed earnings rate. For the 1996-2004 fiscal years, the imputed earnings rate is the greater of (i) the Company's after-tax rate of return on average capital (as defined in the UDCP) for such fiscal year and (ii) the Federal mid-term rate at the first day of such year.

     In January 2001, the Company entered into a severance agreement with Mr. Charron providing that in the event that within three years of a change in control of the Company (as defined in the agreement) Mr. Charron's employment is terminated by the Company other than for cause or by him for certain specified reasons, Mr. Charron shall be entitled to receive, in lieu of any other cash severance payment, including any payment under Mr. Charron's employment agreement, a lump sum payment equal to three times his average base salary and bonuses for the three years preceding such termination or resignation, a pro-rata bonus for the year in which termination occurs, accelerated vesting of Mr. Charron's balances under the Company's SERP and the UDCP, and continued health and welfare benefits for three years. In the event that the payment and benefits to be received by Mr. Charron in such circumstances are in excess of 105% of the amount that would trigger "golden parachute" excise taxes under the Internal Revenue Code, the Company is required to pay Mr. Charron such additional amounts as may be necessary to place him in the same after tax position as if the payments or benefits had not been subject to such excise tax.

     ARRANGEMENT WITH ANGELA J. AHRENDTS AND TRUDY F. SULLIVAN. The Company has severance agreements with each of Ms. Ahrendts and Ms. Sullivan providing that in the event that within three years of a change in control of the Company (as defined in the agreement) the employee's employment is terminated by the Company other than for cause or by the employee for certain specified reasons, the employee shall be entitled to receive, in lieu of any other cash severance payment, a lump sum payment equal to two times the employee's effective annual base salary, an amount equal to the average annual bonus for the three fiscal years preceding such termination or resignation, a pro-rata bonus for the year in which termination occurs, accelerated vesting of the employee's balances under the Company's SERP, and continued health and welfare benefits for two years. In the event that the payment and benefits to be received by the employee in such circumstances are in excess of 105% of the amount that would trigger "golden parachute" excise taxes under the Internal Revenue Code, the Company is required to pay the employee such additional amounts as may be necessary to place the employee in the same after tax position as if the payments or benefits had not been subject to such excise tax.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Company's Board of Directors assists the Board in carrying out its responsibilities relating to the compensation of the Company's executives. The Committee has overall responsibility for approving and evaluating executive compensation and benefit plans, policies and programs of the Company, including administering the Liz Claiborne Section 162(m) Cash Bonus Plan approved by stockholders at the 1999 Annual Meeting (the "Section 162(m) Plan"). The Committee has adopted a written charter which was approved and adopted by the Board in March 2003. A copy of the charter is attached to this Proxy Statement as Exhibit D. All Committee determinations intended to comply with Section 162(m) of the Internal Revenue Code (the "Code") are made by at least two Committee members who qualify as "outside directors" under Section 162(m).

     OVERVIEW. The Company adopted its "pay for performance" executive compensation program (the "Program") in 1995. In making its 2002 determinations, the Committee sought to continue the "pay for performance" approach inherent in the Program, while providing Company executives with a highly competitive total compensation opportunity through a balancing of rewards based on short-term performance (measured by annual business unit and corporate results) with rewards based on long-term performance (measured principally by stock price appreciation over time).

     The Program components are base salary, an annual incentive bonus, and long-term incentives encompassing stock option grants and restricted stock grants to certain executives. Base pay is generally set within a range comparable to the competitive median, while the annual incentive bonus (if targets are achieved) and long-term incentive components provide performance-based opportunities which may result in rewards significantly higher than the competitive median. In assessing competitive compensation levels, the Committee, assisted by an executive compensation firm, examines prevailing compensation practices and pay levels among the Company's competitors, including companies in the Peer Group referred to below, as well as a number of other companies which, in the Committee's view, compete with the Company for executive talent. These competitors may include companies in related industries, such as retailing, as well as non-public companies.

     The annual incentive cash bonus plan applies to all salaried employees, except participants in the Section 162(m) Plan, and emphasizes the annual achievement of objectively measurable goals. Quantitatively measurable performance targets which attempt to best measure the implementation of each business unit's critical business strategies are set annually. For executives in corporate departments which serve a number of operating divisions, a portion of the annual bonus amount is determined by the performance of the operating divisions served and overall corporate performance. The long-term performance component of the Program rewards executives for the collective success of all business units, as measured by stock price appreciation, using both an absolute standard (i.e., increase in the Company's share price, rewarded through stock options) and a relative-to-industry peer group performance standard (i.e., through the Executive Leadership Team Share program described below).

2002 COMPENSATION

     CASH COMPENSATION. Salary. Salary adjustments are typically made annually, under the same increase guideline that applies to all salaried employees. The guideline for 2002 was 3.5%; this level has been adopted for 2003 as well.

     INCENTIVE CASH BONUSES. Section 162(m) Plan. The 2002 bonuses for Mr. Charron and Mss. Ahrendts and Sullivan were determined under the Section 162(m) Plan. As required pursuant to the Code and the Section 162(m) Plan, the Committee establishes, in advance, quantitatively measurable objective performance goals for each participant and the maximum bonus potentially payable under the Plan to such participant. For fiscal 2002, the Committee established under the Plan two objective earnings-based goals, relating to earnings per share and return on invested capital. The Committee also set in advance the maximum bonus payable based on the Company's levels of achievement as against these goals. In addition, the Committee established a number of individual goals; to the extent that the Committee determined that such individual goals were not fully achieved, the maximum bonus otherwise determined under the objective Plan formula could be reduced in the discretion of the Committee. The Committee further retains absolute discretion to reduce the actual bonuses paid below such maximum levels to the extent that it considers appropriate.

     Under the Section 162(m) Plan, the maximum bonus payable to any participant in respect of any fiscal year is capped at $2.0 million. Under the Amended and Restated Liz Claiborne Section 162(m) Cash Bonus Plan being submitted for stockholder approval, the maximum bonus payable to any Section 162(m) Plan participant in respect of fiscal year 2003 or later would be capped at $5.0 million. See "Approval of the Amended and Restated Liz Claiborne Section 162(m) Cash Bonus Plan," below. Although the Committee intends to seek to structure the compensation arrangements for executive officers in a manner that will generally avoid the deduction limitation imposed by Section 162(m) of the Code, the Committee and the Board continue to strongly believe that it is important and necessary that the Committee continue to have the right, in the exercise of its business judgment, to provide arrangements from time to time that may not qualify under Section 162(m) if such arrangements are, in the Committee's view, in the best interests of the Company and its stockholders, and the Committee expressly retains that right.

     Cash Incentive Bonus Plan. Under the cash incentive bonus plan, all other salaried employees, including the Named Executive Officers not participating in the Section 162(m) Plan, were eligible to receive a bonus for 2002 based upon
(i) where applicable, the achievement of targeted levels of divisional direct operating profit and/or departmental performance considerations; and (ii) a combination of earnings per share and return on invested capital achievement as measured against pre-established targets. Business unit performance against target during 2002 resulted in payouts under the divisional component of the bonus program ranging from 0% to 200% of divisional target bonus amounts. The 2002 bonus awards to Mss. Ahrendts and Sullivan (under the Section 162(m) Plan) and the other Named Executive Officers not participating in the Section 162(m) Plan were based upon corporate, departmental and divisional achievement against goals, and reflect the Committee's assessment of the level and quality of individual business initiatives and achievements (taking into account the evaluations of the CEO).

  SHARE COMPENSATION. The Company provides equity-based compensation to its executives under its stock option and restricted share programs administered by the Committee under the stockholder-approved Liz Claiborne, Inc. 2000 Stock Incentive Plan and the stockholder-approved Liz Claiborne, Inc. 2002 Stock Incentive Plan (collectively, the "Plan").

     Executive Leadership Team Shares. As reported in previous Compensation Committee Reports, in January 2001, the Committee adopted a restricted share ("Executive Leadership Team Shares" or "ELT Shares") program under the Plan. The ELT Share program was generally modeled on the Company's Transformation Share program adopted in 1998 and its Career Share Program adopted in 1995. The Company has awarded 754,000 shares of restricted stock under the ELT Share program to a group of 100 Company executives. The scope of the participant group and the size of the individual grants (for individuals other than the CEO) were recommended by the CEO, based on guidelines derived from market data, and approved by the Committee. The near-term incentive value of ELT Shares derives in large part from the Company's ability to produce stockholder returns in excess of those of an industry peer group ("Peer Group") comprised of 24 public company competitors selected by the Compensation Committee in January 2001 from within the apparel, retail and related fields (see "Performance Graph" below). ELT Shares, which are subject to restrictions on transfer and the risk of forfeiture until earned by continued service, will not vest until January 16, 2007 unless certain performance targets, which accelerate vesting, are reached. Thus, restrictions on ELT Shares will lapse on an accelerated basis if, during the period commencing with January 2, 2001 and ending on January 3, 2004 or any subsequent fiscal quarter-end of the Company, the Company's total stockholder return (share appreciation plus reinvestment of any dividends; "TSR") performance ranks at or above the 50th percentile of the TSR of the companies comprising the Peer Group. An aggregate of 17 of the

Company's executives, including the CEO and the other Named Executives Officers may not sell or otherwise transfer (other than to pay related taxes) vested ELT Shares unless they continue to own, directly or indirectly, Company shares having a value at least equal to annual base salary; all other ELT Share recipients are expected to accumulate a lesser, yet significant, equity ownership position in Company shares. Vesting of ELT Shares will be accelerated upon a change of control that results in Company shares no longer being quoted on an established market. The Company's TSR through the first 24 months of the initial three-year performance period ranked above the 50th percentile of the TSR of the Peer Group companies.

     Stock Options. The Company has a long-standing policy of granting stock options to a substantial number of employees as a way of establishing a long-term incentive compensation component that emphasizes the importance of increasing stockholder value. In March 2003, concurrent with the annual grant to employees, the Committee granted options to all executive officers at an exercise price equal to the market price on the grant date. See "Option Grants Table for Fiscal 2002" above. As with prior grants, these options vest at the rate of 25% on each of the first and second anniversaries of the grant date with the remaining 50% vesting on the third anniversary, and carry a 10-year term. Individual grants (other than for the CEO) are recommended by the CEO and approved by the Committee.

  CEO COMPENSATION. Mr. Charron's salary and certain other benefits are set pursuant to the Company's multi-year arrangement with him, as amended during 2001, described under "Employment Arrangements -- Agreements with Paul R. Charron" above. Other elements of these compensation arrangements retain the structure of annual and long-term incentives which may result in rewards significantly higher than the competitive median. Of significance to the Committee are the long-term performance-based elements built into the stock option and deferred income components, as well as the fact that many benefits under Mr. Charron's arrangements are contingent on his continuing to serve as Chairman and CEO of the Company, at the pleasure of the Board, through various dates through the end of fiscal 2004.

     For 2002, the Committee set under the Section 162(m) Plan certain corporate earnings per share and return on invested capital goals, with the Company's level of achievement against such goals determining Mr. Charron's maximum bonus opportunity in respect of 2002. In addition, a number of individual goals (including goals related to growth strategies, return on technology investment, and management development) were established. Based on achievement against the foregoing, the Committee awarded Mr. Charron the maximum cash bonus permitted under the predetermined Section 162(m) Plan formula, equal to $1,903,179. In light of his ongoing outstanding leadership, and in order to provide him with continuing strong future incentives, the Committee awarded Mr. Charron options covering 143,000 shares of Common Stock (concurrent with the grants to employees). See "Option Grants Table for Fiscal 2002" above.

                                          RAUL J. FERNANDEZ (Chair)
                                          J. JAMES GORDON
                                          NANCY J. KARCH
                                          KAY KOPLOVITZ
                                          PAUL E. TIERNEY, JR.

The foregoing Board Compensation Committee Report on Executive Compensation and the following performance graph do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report or the performance graph by reference therein.

PERFORMANCE GRAPH

     The line graph below compares the cumulative total stockholder return on the Company's Common Stock over a 5-year period with the return on (i) the Standard & Poor's 500 Stock Index ("S&P 500 Index") and (ii) an index comprised of the Company and the following 24 competitors comprising the peer group (the "Peer Group") for the ELT Share program (see Compensation Committee Report above): Ann Taylor Stores Corporation; Donna Karan International, Inc. (which was acquired by LVMH Moet Hennessy Louis Vuitton

Inc. in December 2001); The Gap, Inc.; Gucci Group N.V.; Guess, Inc.; Haggar Corp; Hartmarx Corporation; Jones Apparel Group, Inc.; Kellwood Company; The Limited, Inc.; McNaughton Apparel Group, Inc. (which was acquired by Jones Apparel Group, Inc. in July 2001); Nautica Enterprises, Inc.; Oshkosh B' Gosh, Inc.; Oxford Industries, Inc.; Philips Van-Heusen Corporation; Polo Ralph Lauren Corporation; Quiksilver, Inc.; Russell Corporation; The Talbot's, Inc.; Tarrant Apparel Group, Inc.; Tommy Hilfiger Corporation; Tropical Sportswear, Inc.; VF Corporation; and The Warnaco Group, Inc. Returns for companies in the Peer Group that have been acquired are reflected in the graph below through the end of the year prior to the year of such acquisition.

     In accordance with S.E.C. disclosure rules, the measurements are indexed to a value of $100 at January 2, 1998 (the last trading day before the beginning of the Company's 1998 fiscal year) and assume that all dividends were reinvested.

                                                                    [LINE GRAPH]

--------------------------------------------------------------------------------------------------------------------------------
                              1997             1998              1999             2000              2001             2002
--------------------------------------------------------------------------------------------------------------------------------
 Liz Claiborne,
   Inc. ...............       100              76.38             92.22           103.18            124.55           146.89
 S&P 500 Index.........       100             128.58            155.63           141.96            126.97            97.32
 Peer Group............       100             147.26            177.39           130.26            109.58           108.76

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information concerning any person who, to the knowledge of the Company, beneficially owns, as of March 19, 2003, more than 5% of the outstanding shares of the Company's Common Stock.

                                                             AMOUNT AND    PERCENTAGE OF
                                                             NATURE OF      OUTSTANDING
                                                             BENEFICIAL       COMMON
NAME AND ADDRESS OF BENEFICIAL OWNER                         OWNERSHIP         STOCK
------------------------------------                         ----------    -------------
FMR Corp(1)................................................  15,704,063         14.7%
Edward C. Johnson, 3rd
Abigail P. Johnson
Fidelity Management & Research Company
82 Devonshire Street
Boston, Massachusetts 02109
AXA Assurances I.A.R.D. Mutuelle(2)........................  14,679,332         13.7%
AXA Assurances vie Mutuelle
AXA Conseil vie Assurance Mutuelle
370 rue Saint Honore
75001 Paris, France
AXA Courtage Assurance Mutuelle
26 rue Louis le Grand
75002 Paris, France
AXA
25 Avenue Matignon
75008 Paris, France
AXA Financial, Inc.
1290 Avenue of the Americas
New York, New York 10104

---------------

(1) Based upon information as of December 31, 2002, contained in an Amendment to
    Schedule 13G, dated February 14, 2003, filed with the S.E.C. by FMR Corp. ("FMR"), Edward C. Johnson 3rd, Abigail P. Johnson, and Fidelity Management & Research Company ("Fidelity"). According to the Schedule 13G, the shares of Common Stock listed include: (i) 15,009,436 shares beneficially owned by Fidelity, a wholly-owned subsidiary of FMR and a registered investment advisor, as a result of acting as investment advisor to several registered investment companies; (ii) 572,978 shares beneficially owned by Fidelity Management Trust Company, a wholly-owned subsidiary of FMR ("FMT"), as a result of FMT serving as investment manager for certain institutional accounts; (iii) 105,100 shares beneficially owned by Fidelity International Limited, a Bermuda joint stock company which acts as an investment adviser ("FIL"); (iv) 15,373 shares beneficially owned by GEODE Capital Management, LLC ("GEODE LLC"), which is wholly-owned by Fidelity Investors III Limited Partnership ("FILP III"). Fidelity Investors Management, LLC ("FIML") is the general partner and investment manager of FILP III. The manager of GEODE LLC, the members of FIML and the limited partner of FILP III are certain shareholders and employees of FMR Corp.; and (v) 1,176 shares beneficially owned by Strategic Advisers, Inc., a wholly-owned subsidiary of FMR which provides investment advisory services to individuals. According to the
    Schedule 13G, Mr. Johnson and FMR each has sole power to dispose of the shares beneficially owned by Fidelity, and neither FMR nor Mr. Johnson has the sole power to vote or direct the voting of the shares beneficially owned by Fidelity, which power resides with the funds' Board of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the funds' Board of Trustees. Mr. Johnson and FMR, through its control of FMT, each has sole dispositive power over the shares beneficially owned by FMT, and sole power to vote or to direct the voting of 517,678 of such shares and no power to vote or to direct the voting of 55,300 of such shares. According to the Schedule 13G, FIL operates as an entity independent of FMR and Fidelity. A partnership controlled by

    Mr. Johnson and members of his family own 39.89% of the voting rights of FIL. Mr. Johnson is the Chairman of FIL. According to the Schedule 13G, investment decisions of FIL are made independently of FMR, FMR and FIL claim that they are not acting as a "group" for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended, and the shares held by FIL were included in the Schedule 13G on a voluntary basis. FIL has sole power to vote and dispose of the shares of Common Stock it beneficially owns.

(2) Based upon information as of December 31, 2002, contained in an Amendment to
    Schedule 13G dated February 12, 2003, filed with the S.E.C. by AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, AXA Courtage Assurance Mutuelle (collectively, the "Mutuelles AXA"), AXA, and AXA Financial, Inc. ("AXA Financial"). The
    Schedule 13G was filed by AXA Financial; AXA, which beneficially owns a majority of AXA Financial; and the Mutuelles AXA, which as a group control AXA, in the Mutuelle AXAs' capacity, as a group, acting as a parent holding company with respect to the holdings of the following AXA entity or entities: (i) in AXA's capacity as a parent holding company with respect to the holdings of the following AXA entity or entities: AXA Konzern AG (Germany) and AXA Rosenberg Investment Management LLC; and (ii) in AXA Financial's capacity as a parent holding company with respect to the holdings of its subsidiaries Alliance Capital Management L.P., and The Equitable Life Assurance Society of the United States (the "AXA Financial Subsidiaries"). According to the Schedule 13G, each of the AXA Financial Subsidiaries operates under independent management and makes independent voting and investment decisions. Furthermore, each of the Mutuelle AXA, as a group, and AXA have expressly declared that the filing of the Schedule 13G shall not be construed as an admission that it is, for purposes of Section 13(d) of the Exchange Act, the beneficial owner of any securities covered by the Schedule 13G. Furthermore, according to the Schedule 13G, AXA Konzern AG (Germany) beneficially owns 49,300 shares of Common Stock, AXA Rosenberg Investment Management LLC beneficially owns 526,600 shares of Common Stock, Alliance Capital Management L.P. beneficially owns 7,426,848 shares of Common Stock and The Equitable Life Assurance Society of the United States beneficially owns 700 shares of Common Stock. Each of the AXA Financial Subsidiaries has declared that the shares were acquired solely for investment purposes.

                        SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth, as of March 19, 2003, the number of shares of Common Stock (the Company's only voting security) beneficially owned by each Director, each of the Named Executive Officers, and by all Directors and the executive officers of the Company as a group.

                                                               AMOUNT AND
                                                               NATURE OF
                                                               BENEFICIAL      PERCENT
NAME OF BENEFICIAL OWNER                                      OWNERSHIP(1)   OF CLASS(2)
------------------------                                      ------------   -----------
Paul R. Charron(3)..........................................   1,108,279        1.02%
Bernard W. Aronson(4)(5)....................................      15,332            *
Raul J. Fernandez(5)(6).....................................      20,888            *
J. James Gordon(5)(7).......................................      15,876            *
Nancy J. Karch(5)(7)........................................      11,160            *
Kenneth P. Kopelman(8)......................................      19,982            *
Kay Koplovitz(5)(8).........................................      20,034            *
Arthur C. Martinez(5)(9)....................................       8,270            *
Oliver R. Sockwell..........................................         463            *
Paul E. Tierney, Jr.(5)(8)..................................      50,754            *
Angela J. Ahrendts(10)......................................     136,706            *
Michael Scarpa(11)..........................................      82,086            *
Trudy F. Sullivan(12).......................................      53,000            *
Robert J. Zane(13)..........................................      84,474            *
All Directors and executive officers as a group (15
  persons)(14)..............................................   1,589,756        1.46%

---------------
* Less than 1%
  (1) Except as otherwise indicated below, the persons listed have advised the Company that they have sole voting power and sole investment power with respect to the securities indicated as owned by them. The amounts indicated assume the exercise of all stock options held by Directors and executive officers under the Company's stock option plans which are exercisable within 60 days of March 19, 2003 ("Exercisable Options").

  (2) Based on 107,344,918 shares outstanding as of March 19, 2003, plus shares issuable upon the exercise of Exercisable Options as noted.

  (3) Includes (a) 43,791 shares held in a grantor annuity trust over which Mr. Charron's wife serves as sole trustee, (b) 792,375 shares issuable upon the exercise of Exercisable Options, (c) 28,542 restricted shares issued pursuant to the Company stockholder approved Transformation Share Program (the "Transformation Shares"), and (d) 100,000 restricted ELT Shares.

  (4) Includes 11,000 shares issuable upon the exercise of Exercisable Options.

  (5) Includes shares awarded under the Outside Director Plan, receipt of which has been deferred under such Plan as follows: Mr. Aronson: 4,332 shares; Mr. Fernandez: 2,488 shares; Mr. Gordon: 3,582 shares; Ms. Karch: 2,660 shares; Ms. Koplovitz: 5,034 shares; Mr. Martinez: 1,756 shares; Mr.
      Sockwell: 463 shares; and Mr. Tierney: 5,034 shares.

  (6) Includes 1,000 shares issuable upon the exercise of Exercisable Options.

  (7) Includes 7,000 shares issuable upon the exercise of Exercisable Options.

  (8) Includes 15,000 shares issuable upon the exercise of Exercisable Options.

  (9) Includes 4,500 shares issuable upon the exercise of Exercisable Options.

 (10) Includes 84,250 shares issuable upon the exercise of Exercisable Options, 2,378 restricted Transformation Shares, 20,000 restricted ELT shares and 24,966 other restricted shares.

 (11) Includes 49,750 shares issuable upon the exercise of Exercisable Options, 1,388 restricted Transformation Shares, 16,000 restricted ELT shares and 12,000 other restricted shares.

(12) Includes 18,000 shares issuable upon the exercise of Exercisable Options, 15,000 restricted ELT Shares and 20,000 other restricted shares.

(13) Includes 43,750 shares issuable upon the exercise of Exercisable Options, 4,956 restricted Transformation Shares and 20,000 restricted ELT Shares.

(14) Includes 1,098,375 shares issuable upon the exercise of Exercisable Options, 37,264 restricted shares issued under the Liz Claiborne, Inc. 1992 Stock Incentive Plan, 227,966 restricted shares issued under the Liz Claiborne, Inc. 2000 Stock Incentive Plan, and other shares indicated as included in the foregoing footnotes.

               APPROVAL OF THE AMENDED AND RESTATED LIZ CLAIBORNE
                         SECTION 162(m) CASH BONUS PLAN

BACKGROUND

     In 1994, the Board of Directors adopted and the Company's stockholders approved the Liz Claiborne Section 162(m) Cash Bonus Plan (the "1994 Plan"), so as to qualify bonuses paid under the 1994 Plan as "performance-based" for purposes of Section 162(m) of the Internal Revenue Code (the "Code"). In 1999, the Board amended and restated the 1994 Plan (the "1999 Plan") and the Company's stockholders approved the 1999 Plan. These plans enable the Company to deduct compensation paid under the plan to participants in excess of $1 million in any year. The Board of Directors, subject to approval by the Company's stockholders, has amended and restated the 1999 Plan (the "2003 Plan"). Under Section 162(m) of the Code, the plan must again be submitted for stockholder approval if any of the material terms of the plan are amended. Accordingly, there will be presented at the Annual Meeting a proposal to approve the adoption of the 2003 Plan, which will have effect beginning with bonuses payable in respect of the Company's 2003 fiscal year.

     The purpose of the 2003 Plan (as with the 1994 Plan and the 1999 Plan) is to provide annual incentives to certain senior executive officers in a manner designed to reinforce the Company's performance goals; to strengthen the Company's "pay for performance" ethic by linking a significant portion of participants' compensation to the achievement of such goals; and to continue to attract, motivate and retain high performing executives on a competitive basis, while seeking to preserve for the benefit of the Company the associated federal income tax deduction.

     The 2003 Plan will have effect commencing with bonuses payable in respect of the Company's 2003 fiscal year. The only difference between the 2003 Plan and the 1999 Plan is that the 2003 Plan provides that the maximum bonus payable to any individual in respect of a particular fiscal year is $5.0 million, rather than $2.0 million under the 1999 Plan. The following description of the 2003 Plan is qualified in its entirety by reference to the full text of such Plan, which is set forth in the attached Exhibit F.

MATERIAL TERMS OF THE 2003 PLAN

     Eligible Executives. For each fiscal year commencing with the 2003 fiscal year, the 2003 Plan will cover all employees (i) having a base salary in excess of $500,000, or whose compensation is reasonably expected by the Compensation Committee (the "Committee") to exceed the $1 million threshold, and (ii) who are executive officers of the Company at the start of such year or are hired or promoted into that status during such year. The Committee reserves the right to establish alternative incentive compensation arrangements for otherwise eligible executives if it determines, in its discretion, that it would be in the best interests of the Company and its stockholders to do so, even if the result is a loss of deductibility for certain compensation payments. For fiscal 2002, three of the Company's executive officers were participants in the 1999 Plan; these executives are currently expected to be the sole executives eligible to participate in the 2003 Plan for fiscal 2003.

     Business Criteria Upon Which Performance Goals will be Based. Specific performance goals for participating executives are selected from among the business criteria described below. These goals must be established for each participant by the Committee prior to the 91st day of each fiscal year.

     Under the 2003 Plan, the Committee sets one or more objective performance goals for each participant each year using one or more earnings-based measures (which may be based on net income, operating income, cash flow, residual income, or any combination thereof), and/or, if the Committee so determines, one or more sales-based measures. The goals set by the Committee may be expressed on an absolute and/or relative basis, and may include comparisons with the current or past performance of the Company (including one or more of its divisions), and/or other companies. In addition, earnings-based goals may also be expressed as comparisons to capital, stockholders' equity and/or shares outstanding (e.g., return on capital, return on equity or earnings per share). While the degree of achievement of the objective goals will determine the maximum bonus potentially payable to each participant pursuant to the goal formula(s) (subject to the maximum level per participant described below), the Committee will have absolute discretion to reduce the actual payment below that level to the extent that it considers appropriate. The Committee will not have discretion to increase bonus amounts over the level determined by application of the performance goal formula(s) and will be required to certify that the performance goals underlying the bonus payments have been satisfied.

     For these purposes, the measures used in performance goals set under the 2003 Plan shall be determined in a manner consistent with generally accepted accounting principles ("GAAP") and in a manner consistent with the methods of reporting used in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, without regard, however, to special, unusual or non-recurring items or events, items related to the disposal or acquisition of a business, or to changes in accounting principles or law, unless otherwise determined by the Committee. To the extent that any objective performance goals are expressed using any earnings or sales-based measures that require deviations from GAAP, such deviations are at the discretion of the Committee.

     Maximum Bonus Opportunity. The bonus opportunity for each participant under the 2003 Plan each year will be related by a specific formula to his or her base salary at the start of such year, provided that the maximum bonus paid under the Plan to any individual in respect of any fiscal year shall not exceed $5.0 million. As a point of reference, the highest bonus that the Company has ever paid to an individual executive in any year was $1,903,179 in 2002.

     Administration. The 2003 Plan will be administered by the Committee, which at all times shall be composed solely of at least two directors who are "outside directors" within the meaning of Section 162(m). All determinations of the Committee with respect to the 2003 Plan will be binding. The expenses of administering the 2003 Plan will be borne by the Company.

     Protection of Deduction. The 2003 Plan provides that the Committee may delay the payment of any bonus if and to the extent that it determines that the Company might not be permitted to receive a deduction in respect of such performance bonus as a result of the deduction limit under Section 162(m). The amount so delayed generally will be credited with interest, as if it were invested in any investment vehicle or vehicles selected by the Committee from the date the distribution otherwise would have been made until the last day of the month immediately preceding the month in which such amount is paid to the participant. Any amount so delayed will be paid to the participant if and to the extent that the Committee determines that the Company's deduction in respect of such amount is not limited by Section 162(m) and, in any case, within 90 days after the participant no longer is a "covered employee" within the meaning of
Section 162(m).

     Power to Amend. The Board of Directors may at any time terminate or suspend the 2003 Plan or revise it in any respect; provided that no amendment shall be made which would cause bonuses payable under the Plan to fail to qualify for the exemption from the limitations of Section 162(m) provided in
Section 162(m)(4)(C) of the Code.

NEW PLAN BENEFITS

     As the Committee sets performance goals, targets and related maximum bonus opportunities annually, amounts payable under the 2003 Plan are not determinable. For information regarding awards made in respect of fiscal 2002 under the 1999 Plan, see "Executive Compensation -- Summary Compensation Table" and the Compensation Committee Report above.

VOTING ON THE PROPOSAL

     The affirmative vote of a majority of the shares of Common Stock voting on this proposal is required for approval of the 2003 Plan. Under applicable regulations, if the 2003 Plan is approved, it may remain in effect without further stockholder approval until the annual meeting of stockholders in 2008, unless materially amended prior to such meeting. In the event stockholders do not approve this proposal, awards will not be granted or paid out under the 2003 Plan to the extent required under Treasury Regulation 1.162-27(e)(4) to meet the stockholder approval requirements of that Regulation.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE AMENDED AND RESTATED LIZ CLAIBORNE SECTION 162(m) CASH BONUS PLAN.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors assists the Board in fulfilling its responsibility for oversight of the quality and integrity of the Company's accounting, auditing and financial reporting practices and financial statements; the independence, qualifications and performance of the Company's independent auditors; the Company's compliance with legal and regulatory requirements; the performance of the Company's internal audit function; and the independence and performance of the Company's internal audit firm. The Committee also has the sole authority and responsibility to select, evaluate and, where appropriate, replace, the independent auditors, and must approve in advance all audit and permitted non-audit services, and related fees. The Committee is composed of non-employee directors who meet the independence and financial literacy requirements of the New York Stock Exchange.

     The Committee operates under a written charter adopted by the Board of Directors (the "Charter"). The Committee reviews and reassesses the Charter annually, and recommends any proposed changes to the full Board for approval. A copy of the Charter, as updated by the Board in March 2003, is attached to this Proxy Statement as Exhibit C.

     Management is primarily responsible for the Company's financial reporting process, including maintaining the system of internal controls, and the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles, as well as the objectivity and integrity of such statements. The Company's independent auditors are responsible for auditing those financial statements, expressing an opinion based on their audit as to whether, in all material respects, the statements are presented in conformity with generally accepted accounting principles, testing the effectiveness of the Company's internal controls and discussing with the Committee any issues the auditors believe should be raised with the Committee. The Committee actively monitors and reviews these processes and financial statements. In carrying out its duties, the Committee relies in part on the information provided to it, and on the representations made to it, by management and the independent auditors, as well as by the Company's internal auditors and outside advisors

     The Committee met with Deloitte & Touche LLP, the Company's independent auditors, with and without management present, to review and discuss the overall scope and plans for the audit of the Company's consolidated financial statements for the fiscal year ended December 28, 2002 and the results of such audit, including the auditors' evaluations of the Company's internal controls and the overall quality of the Company's financial reporting. Management represented to the Committee that the Company's financial statements were prepared in accordance with generally accepted accounting principles. The Committee reviewed and discussed the financial statements with management and the independent auditors, including a review of the selection, application and disclosure of the Company's critical accounting policies. The Committee also discussed with management and the independent auditors the process used to support the certifications of the Company's Chairman and Chief Executive Officer and Chief Financial Officer required under the rules of the Securities and Exchange Commission and the Sarbanes-Oxley Act of 2002 to accompany the Company's periodic filings with the Securities and Exchange Commission. The Committee also reviewed and discussed such other matters as it deemed appropriate, including other provisions of the Sarbanes-Oxley Act of 2002 and matters adopted or proposed to be adopted by the Securities and Exchange Commission and the New York Stock Exchange.

     The Committee also discussed and reviewed with the independent auditors all communications required under generally accepted accounting principles, including the matters required to be discussed with audit committees under Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees).

     The Company's independent auditors also provided to the Committee a formal written statement describing all relationships between the independent auditors and the Company that might bear on the auditors' independence as required by Independence Standards Board Standard No. 1, as amended (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors any matters that may impact on the auditors' objectivity and independence from the Company and management. Nothing came to the Committee's attention as a result of its review of such statement or its discussions with the auditors that would indicate that the auditors lacked such objectivity or independence.

     Based upon the Committee's receipt and review of the various materials and assurances described above and its discussions with management and the independent auditors, the Committee recommended to the Board of Directors that the Company's audited consolidated financial statements for the fiscal year ended December 28, 2002 be included in the Company's Annual Report on Form 10-K for such fiscal year to be filed with the Securities and Exchange Commission.

                                          NANCY J. KARCH (chair)
                                          BERNARD W. ARONSON
                                          ARTHUR C. MARTINEZ
                                          OLIVER R. SOCKWELL

The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this Report by reference therein.

                       RATIFICATION OF THE APPOINTMENT OF
                            THE INDEPENDENT AUDITORS

     The Audit Committee has appointed Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent auditors to examine and audit the consolidated financial statements of the Company for the fiscal year ending January 3, 2004. Deloitte & Touche has served as the Company's independent auditors since May 16, 2002. Prior to retention as independent auditors, Deloitte & Touche served as the Company's internal auditors from June 2001.

     If Deloitte & Touche's appointment is not ratified, the Committee will reconsider the appointment.

     The Company expects that representatives of Deloitte & Touche will be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and to be available to respond to appropriate questions.

     Change in Independent Public Accountants. On May 16, 2002, upon the recommendation of the Audit Committee, the Board made a determination not to engage Arthur Andersen LLP ("Arthur Andersen") as the Company's independent public accountants, and appointed Deloitte & Touche to serve as the Company's independent public accountants for the fiscal year ending December 28, 2002. In addition, on such date, the Board, upon recommendation of the Audit Committee, appointed PricewaterhouseCoopers LLP to serve as the Company's internal auditors, replacing Deloitte & Touche in that capacity.

     Arthur Andersen's reports on the Company's consolidated financial statements for each of the fiscal years ended December 29, 2001 and December 30, 2000 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 30, 2000, and December 29, 2001, and the subsequent interim period through May 16, 2002, there were no disagreements with Arthur Andersen on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused it to make reference to the subject matter of any such disagreement in connection with its report on the Company's consolidated financial statements for such period. Furthermore, during such periods, there were no reportable events as defined in
Item 304(a)(1)(v) of Regulation S-K. The Company provided Arthur Andersen with a copy of the foregoing disclosures, and a letter from Arthur Andersen confirming its agreement with these disclosures was filed with the Securities and Exchange Commission on May 16, 2002.

     During the fiscal years ending December 29, 2001 and December 30, 2000, and through May 16, 2002, the Company did not consult with Deloitte & Touche regarding (i) either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, and neither a written report nor oral advice was provided to the Company that Deloitte & Touche concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions thereto) with Arthur Andersen, or a reportable event (as such term is defined in
Item 304(a)(1)(v) of Regulation S-K).

  Audit and Other Fees

     Audit Fees. The aggregate fees billed by Deloitte & Touche for professional services rendered in connection with such firm's audit of the Company's fiscal 2002 financial statements, including the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for such fiscal year, were $1,346,300. The Company also incurred aggregate fees of $30,000 from Arthur Andersen for the review of the Company's financial statements included in its Quarterly Report on Form 10-Q for the first quarter of fiscal 2002.

     Financial Information Systems Design and Implementation. The Company did not incur any fees from either Deloitte & Touche or Arthur Andersen related to financial information systems design and implementation in fiscal 2002.

     All Other Fees. The aggregate fees billed by Deloitte & Touche for services rendered in connection with non-audit services to the Company in the 2002 fiscal year were $514,300. This includes $261,800 of fees incurred in connection with internal audit services provided by Deloitte & Touche prior to its engagement as independent auditors on May 16, 2002. The aggregate fees billed by Arthur Andersen for services rendered in connection with non-audit services in the 2002 fiscal year were $43,900. The Audit Committee of the Board considered whether provision of non-audit services were compatible with maintaining the independent auditor's objectivity and independence. The Audit Committee's Charter prohibits the Company's independent auditors and its affiliates from providing certain non-audit services and requires that the Audit Committee review, and approve in advance, the retention of the independent auditors or its affiliates for any permitted non-audit services and the fee for such services. All of the non-audit services described below were approved in advance by the Audit Committee.

     The following details the components of the fees billed by Deloitte & Touche for non-audit services in 2002:

Internal audit services(1)..................................  $261,800
Advice and consultation on accounting and disclosure
  matters...................................................  $ 82,200
Services in connection with acquisitions (including due
  diligence and tax advice).................................  $ 80,300
Tax advice and services.....................................  $ 57,800
Audit of 401K/Profit Sharing Plan...........................  $ 32,200
                                                              --------
                                                              $514,300
                                                              ========

---------------

(1) The Company ceased using Deloitte & Touche for internal audit services in May 2002.

     In fiscal 2002, Arthur Andersen billed the Company a total of $43,900 for tax advice and services.

VOTING ON THE PROPOSAL

     The affirmative vote of a majority of the shares of Common Stock voting on this proposal is required for ratification of the appointment of Deloitte & Touche as the Company's independent auditors for the 2003 fiscal year.

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE.

                              STOCKHOLDER PROPOSAL

     A stockholder has submitted the following proposal, which will be voted upon at the Annual Meeting if presented by its proponent:

     "RESOLVED, that the shareholders of Liz Claiborne, Inc. (the "Company") request that the Board of Directors adopt an executive compensation policy that all future stock option grants to senior executives shall be performance-based. For the purposes of this resolution, a stock option is performance-based if the option exercise price is indexed or linked to an industry peer group stock performance index so that the options have value only to the extent that the Company's stock price performance exceeds the peer group performance level."

     The proponent has submitted the following statement in support of the proposal:

     "As long-term shareholders of the Company, we support executive compensation policies and practices that provide challenging performance objectives and serve to motivate executives to achieve long-term corporate value maximization goals. While salaries and bonuses compensate management for short-term results, the grant of stock and stock options has become the primary vehicle for focusing management on achieving long-term results. Unfortunately, stock option grants can and do often provide levels of compensation well beyond those merited. It has become abundantly clear that stock option grants without specific performance-based targets often reward executives for stock price increases due solely to a general stock market rise, rather than to extraordinary company performance.

     Indexed stock options are options whose exercise price moves with an appropriate peer group index composed of a company's primary competitors. The resolution requests that the Company's Board ensure that future senior executive stock options plans link the options exercise price to an industry performance index associated with a peer group of companies selected by the Board, such as those companies used in the Company's proxy statement to compare 5 year stock price performance.

     Implementing an indexed stock option plan would mean that our Company's participating executives would receive payouts only if the Company's stock price performance was better then that of the peer group average. By tying the exercise price to a market index, indexed options reward participating executives for outperforming the competition. Indexed options would have value when our Company's stock price rises in excess of its peer group average or declines less than its peer group average stock price decline. By downwardly adjusting the exercise price of the option during a downturn in the industry, indexed options remove pressure to reprice stock options. In short, superior performance would be rewarded.

     At present, stock options granted by the Company are not indexed to peer group performance standards. As long-term owners, we feel strongly that our Company would benefit from the implementation of a stock option program that rewarded superior long-term corporate performance. In response to strong negative public and shareholder reactions to the excessive financial rewards provided executives by non-performance based option plans, a growing number of shareholder organizations, executive compensation experts, and companies are supporting the implementation of performance-based stock option plans such as that advocated in this resolution. We urge your support for this important governance reform."

THE COMPANY'S STATEMENT IN OPPOSITION

     YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS STOCKHOLDER PROPOSAL.

     We support the concept of performance-based arrangements as a critical component of executive compensation, as evidenced by our "pay for performance" program initially adopted in 1995 and described in the "Board Compensation Committee Report on Executive Compensation" appearing earlier in this proxy statement. We strongly disagree, however, with the proposal's inflexible approach which would require us to link all future senior executive stock options to an industry peer group stock performance index, as we believe this would unduly and unnecessarily restrict our Compensation Committee's ability to choose from among a variety of other appropriate performance-based compensation arrangements.

     Our Compensation Committee reviews, approves and oversees all policies under which compensation is paid to our senior executives. We believe it is important to preserve the Committee's flexibility to choose incentives that best balance the various goals that we seek to pursue through our compensation arrangements. In choosing what type of performance-based compensation approaches to use, the Committee must consider a variety of factors, including the goals the Board has established for management, the appropriate way to measure performance against those goals, and competitive practices within our industry.

     The proposal would limit the Committee's flexibility by requiring that all senior executive stock options be tied to a specific performance measure -- a peer group stock performance index -- in a specific way (by tying the exercise price, rather than, for example, the number of options granted or vesting schedules, to a performance measure). We believe that the Committee should have the flexibility to measure performance by criteria other than relative stock price performance, and to tie various aspects of our stock options to these other criteria. Moreover, we believe the Committee should retain the ability to grant traditional fixed-price options while tying other parts of annual or long-term compensation packages to performance criteria we may deem appropriate from time to time. For example, our Compensation Committee has, since 1995, adopted under our stockholder-approved equity plans restricted share programs under which accelerated vesting is dependent upon the Company's ability to produce stockholder returns in excess of those of an industry peer group over three-year performance cycles. As a result, a significant portion of our senior executive's near-term equity-based incentive pay opportunity is already dependent on our share performance relative to our peer group over an extended period.

     We further believe that the Committee must have the ability to create compensation policies appropriate to the competitive environment in which we compete for senior executives. Our current stock option program is of the type in place at the vast majority of corporations, including all of those companies within our peer group. Limiting the Committee's ability to establish compensation packages in line with those at other companies could place us at a competitive disadvantage in recruiting, attracting and retaining senior executive talent.

     For the foregoing reasons, we believe that it is in the best interests of the Company and its stockholders for the Compensation Committee to retain the flexibility to determine the appropriate mix of equity incentives, as well as the methods to be chosen to measure performance, in fashioning competitive senior executive compensation plans, free of the requirement that all future senior executive stock option grants be indexed in the manner proposed.

     ACCORDINGLY, YOUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL, AND YOUR PROXY WILL BE SO VOTED IF THE PROPOSAL IS PRESENTED UNLESS YOU SPECIFY OTHERWISE.

     The affirmative vote of a majority of shares of Common Stock voting on this stockholder proposal is required for its adoption. Abstentions indicated on your proxy card will not be counted as either "for" or "against" this proposal.

     The Company will furnish the name, address and the number of shares of Common Stock held by the stockholder who has submitted the preceding proposal to any person who submits a request (i) in writing to the attention of the Company's Secretary at the Company's principal executive offices at 1441 Broadway, New York, New York 10018 or (ii) by telephone at 212-354-4900.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's Directors, executive officers, certain other officers, and persons owning more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such equity securities with the S.E.C. and the New York Stock Exchange. To the Company's knowledge, based solely on the information furnished to the Company and written representations by such persons, all filing requirements under Section 16(a) have been complied with.

                                 OTHER MATTERS

     The Board of Directors is aware of no other matters that are to be presented to stockholders for formal action at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the enclosed form of proxy to vote such proxies in accordance with their judgment on such matters.

                             ADDITIONAL INFORMATION

OBTAINING COPIES OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K

     The Company has filed with the S.E.C. an Annual Report on Form 10-K for the fiscal year ended December 28, 2002. Stockholders may obtain, without charge, a copy of the Form 10-K (without exhibits) by writing to the Investor Relations Department at Liz Claiborne, Inc., One Claiborne Avenue, North Bergen, New Jersey 07047. The exhibits to the Form 10-K are available upon payment of charges which approximate the Company's cost of reproduction. A copy of the Form 10-K (including exhibits) is also available on the Company's website at www.lizclaiborneinc.com.

SUBMISSION OF STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 2004 annual meeting of stockholders must be received by the Company, addressed to the attention of the Company's Secretary at its principal executive offices at 1441 Broadway, New York, New York 10018, no later than November 27, 2003, in order to be included in the Company's proxy statement relating to that meeting. Moreover, pursuant to S.E.C. rules, if a stockholder notifies the Company after February 11, 2004 of an intent to present a proposal at the Company's 2004 annual meeting of stockholders, the proxies named on the proxy card for such meeting will have the right to exercise their discretionary voting authority with respect to such proposal, if presented at such meeting, without including information regarding such proposal in the Company's proxy materials.

STOCKHOLDER NOMINATIONS FOR DIRECTORS

     The Company's Certificate of Incorporation provides procedures under which stockholders may nominate persons for election as directors. Written notice of any nomination must be delivered to the Secretary of the Company at 1441 Broadway, New York, New York 10018 not less than 14 days nor more than 50 days prior to the date of the meeting at which directors are to be elected and must contain the name, age, business and residence address and principal occupation or employment of, and the number of shares of Common Stock beneficially owned by, each nominee.

COMMUNICATING WITH NON-MANAGEMENT DIRECTORS

     Stockholders and other parties wishing to communicate directly with the non-management Directors as a group may do so by writing to the Chair of the Nominating and Governance Committee, Liz Claiborne, Inc., 1441 Broadway, New York, New York 10018.

COMPANY CODE OF ETHICS AND BUSINESS PRACTICES

     The Company has established a Code of Ethics and Business Practices which applies to all of its associates, including the Chief Executive Officer, the Chief Financial Officer and the Chief Accounting Officer, as well as to the Board of Directors. A copy of the Code is available on the Company's website at www.lizclaiborneinc.com. The Company has established a Compliance Committee, consisting of Roberta S. Karp, Senior Vice President, Corporate Affairs and General Counsel, Lawrence D. McClure, Senior Vice President Human Resources, and Michael Scarpa, Senior Vice President, Chief Financial Officer, with responsibility for administering the Code.

                                        By Order of the Board of Directors

                                        /s/Nicholas J. Rubino

                                       NICHOLAS J. RUBINO
                                        Vice President - Deputy General
                                        Counsel and Secretary

New York, New York
March 28, 2003

                                   EXHIBIT A

                      LIZ CLAIBORNE, INC. BOARD GUIDELINES

     The following Board Guidelines have been adopted by the Board of Directors (the "Board") of Liz Claiborne, Inc. (the "Company") to assist the Board in the exercise of its responsibilities. These Guidelines are not intended to change or interpret any Federal or state law or regulation, including the Delaware General Corporation Law, or the Company's Certificate of Incorporation or By-laws. These Guidelines are subject to modification by the Board from time to time.

BOARD MEMBERSHIP

  Board Membership Criteria

     In seeking new Director candidates, and in evaluating incumbent Directors, the overarching criterion shall continue to be the ability to fulfill a Director's fiduciary duties in the best interests of the Company and its Shareholders. In this spirit, Directors should have:

     - Unquestioned integrity, strength of character, vision, imagination, loyalty to the Company

     - Practical and mature judgment, with ability to evaluate and appraise objectively the Company's strategies and financial position and fulfill the role of fiduciary oversight

     - Substantial business experience, with practical application to the Company's needs

     - Willingness and ability to make a significant commitment of time and attention to the Board's processes and affairs, including meetings and preparation

     - Ability to work with fellow Directors as members of a collegial group, without necessarily always agreeing with them

     - Absence of conflicts of interest that would interfere with Board service

     - Commitment to having a meaningful, long-term equity ownership stake in the Company; in this connection the Board has adopted a policy expressing the expectation that each Director shall, over time, accumulate a holding of Company shares having a value equal to twice the annual retainer.

  Size of the Board

     The Board believes that its tradition of being a relatively small "working" group leads to meaningful participation by all Directors in the Board's discussions and decision making processes, and should be continued.

     The current view is that the optimal size of the Company's Board is between 9 and 12 Directors, the exact number to be dependent on the availability of outstanding candidates.

  "Independence" of Directors

     The Board believes that it should continue its policy that a preponderance of the Directors be "independent," as that term is defined from time to time by the listing standards of the New York Stock Exchange. As required by such listing standards, in assessing independence, the Board shall make a determination, in its business judgment, whether a Director or any member of his or her immediate family has any material relationship with the Company, either directly or indirectly as a partner, shareholder or officer of an organization that has a relationship with the Company. In making a determination regarding a Director's independence, the Board shall consider all relevant facts and circumstances, including the Director's commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships, and such other criteria as the Board may determine from time to time.

  Selection of New Director Candidates; Director Orientation

     The Board is itself responsible for selecting its own members. The Nominating and Governance Committee acts as the nominating committee and is responsible to make recommendations regarding Director candidates and nominees.

     The Company is committed to maintaining its tradition of inclusion and diversity within the Board, and confirms that its policy of non-discrimination based on sex, race, religion or national origin applies in the selection of Directors.

     Company Shareholders may propose Director nominees through procedures set out in the Company's Certificate of Incorporation. The process to be followed is stated in the Company's annual proxy statement.

     A profile/criteria will be developed in advance of each new Director search, with the goal of balancing expertise/experience in light of the then current mix of Directors. The Nominating and Governance Committee will continue to seek ongoing input from the Chief Executive Officer and incumbent Directors, with the goal of identifying and informally approaching possible Director candidates in advance of actual need.

     The Secretary of the Company shall arrange for orientation sessions for newly elected Directors, including briefings by senior managers, to familiarize new Directors with the Company's overall business and operations, strategic plans and goals, financial statements and key policies and practices, including corporate governance matters.

  Extending the Invitation to a Potential Director to Join the Board

     The Board is responsible for selecting its own members, and shall itself determine in each case the manner by which an invitation to join the Board shall be extended.

  Term Limits

     The Board does not believe that term limits for Directors are necessary or appropriate at the present time, especially in light of its requirement that Directors' effectiveness be evaluated on a periodic basis.

  Retirement Age

     Directors shall retire at the Annual Meeting next following the Director's 72nd birthday.

  Former Chairman/Chief Executive Officer's Board Membership

     The Board will consider on a case-by-case basis whether a retiring Chairman/Chief Executive Officer should be invited to remain on as a Director past his or her then current term.

  Directors Who Change Their Present Job Responsibility

     If a Director's primary job/responsibility changes, that Director is expected to offer his or her resignation as a Board member, thereby giving the Board an opportunity to review the appropriateness of continued Board tenure.

  Director Education

     Appropriate education opportunities shall be made available for Directors in areas such as corporate governance, financial reporting and executive compensation and in other areas of interest or concern to the Board.

BOARD ORGANIZATION AND OPERATIONS

  Selection of Chairman and Chief Executive Officer

     The Board does not believe that mandating any single structure regarding the separation of the roles of Chairman and Chief Executive Officer is necessary or appropriate. The Board reserves to itself the right to determine the appropriate leadership structure for the Board on a case-by-case basis, taking into account at any particular time the Board's assessment of its and the Company's needs, as well as the people and situation involved.

  Lead Director Concept

     The Board does not consider a formal designation of one of the Directors as the "Lead Director" to be appropriate at this point in time. "Lead" may imply "follow" and the Board would prefer to encourage all members of its relatively small, working Board to be involved in all aspects as equals rather than foster the perception of a hierarchy.

     The Chair of the Nominating and Governance Committee shall preside at executive sessions of the Directors.

  Executive Sessions of Outside Directors

     It shall continue to be the policy of the Board that the Outside Directors shall meet in executive session (i.e., without Management present) at each regular meeting, as well as when they as a group deem such meeting necessary or appropriate. As a general rule, the Chair of the Nominating and Governance Committee shall chair such sessions.

  Frequency and Length of Meetings

     The Board's current schedule of six regular Board meetings per year appears appropriate at the present time. One of the Board's meetings each year, preferably the one at which Management's strategic plan is formally presented and/or reviewed, should continue to be held at an "off campus" site; this meeting is in the nature of a "Board retreat" and should run for a full day, preceded by a Directors' dinner.

     The practice of convening a Directors' dinner in advance of certain Board meetings is encouraged, as is the scheduling of periodic Director/Management sessions.

  Selection of Agenda Items for Board Meetings

     Although Board agendas are primarily the responsibility of the Chairman, it shall continue to be the Board's policy that Directors are encouraged to request at any time that relevant items be placed on the Board's agenda.

  Board Materials Distributed in Advance

     It shall continue to be the policy of the Board that all Directors are entitled to be fully informed in advance of all major proposals, in order that they have the opportunity to make a meaningful and deliberate contribution to the decision making process. As a general rule, Directors should continue to receive supporting documentation with respect to significant agenda items in advance of the meeting at which action is to be taken, so that meeting time may be conserved and discussion time focused on questions which the Board may have on the subject matter.

     The current practice of circulating a basic informational packet (containing operating and financial data along with management commentary, as well as relevant press and analyst reports) together with special presentation materials in advance of each meeting should be continued. The type of information circulated, as well as its presentation, is subject to ongoing input from all Directors.

  Presentations

     Although management presentations are often useful, meeting time should continue to be kept available for a full discussion of issues which need to be addressed.

  Regular Attendance of Non-Directors at Board Meetings

     As a general rule, in light of its tradition as a "working" Board, the Board believes that invitees to Board meetings should continue to be limited so as not to inhibit a full and free discussion of issues. Management is encouraged to continue to invite, from time to time, Company executives to attend portions of Board meetings, where they can provide valuable insight into particular issues and/or where it is believed that such executives have future potential and should be given exposure to, and the opportunity to interact with, the Board.

     The Board is comfortable with the current practice of inviting certain non-Directors to meetings, together with Company executives and consultants from time to time to make presentations. Should the Chairman wish to add additional invitees on a regular basis, it is expected that this suggestion be submitted to the full Board for its concurrence.

  Board Compensation

     In order to attract and maintain a qualified Board, the Company seeks to set Director compensation levels on a competitive basis. Each Director acting as Chair of a Committee shall receive an additional stipend for such service. The Board believes that continuing to pay a portion of the Directors' annual retainer in shares of Company stock is appropriate.

     The Nominating and Governance Committee shall periodically review the Directors' compensation package in light of the compensation paid by similarly situated companies as well as the time commitments required of the Board, and shall report to the full Board as to competitiveness and recommendations.

  Board Access to Management and Advisors

     The Outside Directors shall continue to have complete access to the executives of the Company, without senior corporate management present.

     The Outside Directors shall continue to have complete access to the Company's outside advisors, with the ability to hire their own at the Company's expense.

  Board Self-Evaluation

     The Nominating and Governance Committee shall continue to conduct reviews of Board and Committee performance and effectiveness as it may from time to time deem appropriate. Such reviews shall be conducted and reviewed by the full Board annually.

  Formal Evaluation of the Chief Executive Officer

     The Nominating and Governance Committee, together with the Compensation Committee, shall conduct annual performance reviews of the Company's Chief Executive Officer in accordance with a forward agenda to be determined annually. The scope, format and criteria of such reviews shall be determined by such Committees, in consultation with the Board as a whole.

  Succession Planning

     At the present time, the Board believes that planning for corporate succession is the responsibility of the full Board. The forward calendar of the Board shall require that this topic be placed at least annually on the Board's agenda; it shall also be a topic for discussion at the executive sessions of the Outside Directors.

  Management Development

     At the present time, the Board believes that planning for Management development is the responsibility of the full Board. The forward calendar of the Board shall require that this topic be placed at least annually on the Board's agenda; it shall also be a topic for discussion at the executive sessions of the Outside Directors.

  Board Interaction With Institutional Investors, the Press, Customers, Etc.

     As a general rule, the Chairman, Chief Executive Officer and Management speak for the Company, with responsibility for maintaining open communication with Shareholders and other constituencies.

     Directors may in certain circumstances communicate directly with various constituencies (e.g., institutional investors); it is expected that this would be done with the knowledge of Management, and in most instances, at their behest.

BOARD COMMITTEES

  Committees

     The Board has established four Committees: Audit; Compensation; Nominating and Governance (formerly the Committee on Directors); and Finance and Technology. The Audit, Compensation and Nominating and Governance Committees shall be composed solely of Directors who are "independent" (as such term is defined from time to time under the listing standards of the New York Stock Exchange and determined as provided for in these Board Guidelines). The Finance and Technology Committee shall be composed solely of non-management Directors. The members of the Audit Committee shall also satisfy any additional requirements with respect to independence as provided for under the listing standards of the New York Stock Exchange and the rules and regulations under the Securities Exchange Act of 1934, and meet such additional requirements as provided from time to time in the Charter of such Committee.

     The Board may establish such additional committees that the Board may deem necessary and appropriate from time to time.

  Committee Agendas

     The Nominating and Governance Committee shall recommend to the Board the appointment of a Chair of each Committee (other than the Nominating and Governance Committee, whose Chair will be selected by the Board) to be responsible for calling and chairing meetings and ensuring each Committee's forward agenda is compiled and adhered to. Each Committee should seek to formulate a forward agenda for each year, which should be circulated among all Directors for comment.

  Assignment and Rotation of Committee Members

     The Board does not have any policy requiring formal rotation of Committee membership and/or Chairs, in the belief that the need for continuity and insight borne of continued service outweigh the advantages of any such policy; moreover, the Board believes that the Nominating and Governance Committee's annual consideration of committee makeup/effectiveness will appropriately deal with any issues which arise in this connection.

                                   EXHIBIT B

                              LIZ CLAIBORNE, INC.
                  NOMINATING AND GOVERNANCE COMMITTEE CHARTER

     This Nominating and Governance Committee Charter (the "Charter") has been adopted by the Board of Directors (the "Board") of Liz Claiborne, Inc. (the "Company") at its March 12, 2003 meeting. The Nominating and Governance Committee of the Board, formerly the Committee on Directors (the "Committee"), shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

ROLE AND INDEPENDENCE; ORGANIZATION

     The Committee is appointed by the Board to assist the Board in identifying individuals qualified to become Board members; recommend to the Board the Director nominees for the next annual meeting of stockholders; develop and recommend to the Board a set of corporate governance guidelines applicable to the Company; lead the Board in its annual review of the performance of the Board and its committees; and recommend to the Board director assignments and chair appointments for each Board committee, other than the Committee.

     The membership of the Committee shall consist of at least three directors. All Committee members shall meet the applicable independence requirements of the New York Stock Exchange. The members of the Committee shall be appointed and replaced by the Board. The Committee may, as appropriate, form, and delegate authority to, subcommittees.

     One member of the Committee shall be appointed by the Board as Chair. The Chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas and making regular reports to the Board. The Committee shall meet at least three times each year.

     In discharging its role, the Committee shall have full access to all Company books, records, facilities, personnel and outside professionals. The Committee may retain special legal, accounting or other consultants or advisors as it deems necessary for the fulfillment of its responsibilities, and shall have the sole authority to approve the fees and other retention terms of such consultants or advisors. The Committee shall have the sole authority to retain and terminate any search firm to be used to identify director candidates and shall have sole authority to approve the search firm's fees and other retention terms.

     The performance of the Committee shall be evaluated annually.

RESPONSIBILITIES

     Although the Board and the Committee may wish to consider other duties from time to time, general recurring activities of the Committee in carrying out its duties are described below. The Committee shall be responsible for:

     - Developing and recommending to the Board the criteria for selecting Directors and assessing Director independence.

     - Identifying individuals qualified to become Directors, reviewing background checks respecting such individuals, and recommending that the Board select the Director nominees for the next annual meeting of the Company's stockholders, all in accordance with the Board membership criteria set forth in the Company's Board Guidelines.

     - Developing and recommending to the Board, and overseeing, an annual self-evaluation process of the Board and its committees

     - Reviewing and reassessing, and affirming to the Board, at least annually the adequacy of the Company's Board Guidelines, and recommending any proposed changes to the Board for approval.

     - Recommending to the full Board director assignments and the appointment of a chair for each of the Board committees, other than the Committee.

     - Supervising, in consultation with the Compensation Committee of the Board, an annual performance review of the Company's Chief Executive Officer (the "CEO") in accordance with a formal agenda to be determined annually. The scope, format and criteria of such review shall be determined by the committees in consultation with the Board as a whole.

     - Determining whether the CEO and the Company's other executive officers have achieved annual non-financial goals in connection with the annual salary and bonus review.

     - Reviewing and reassessing at least annually the Company's director orientation and continuing education programs.

     - Reviewing and advising the Board on all issues of corporate governance and matters concerning directorship practices, including director compensation and the role and functioning of the Board and its committees.

     - Overseeing and advising the Board with respect to the Company's positions and practices regarding significant issues of corporate and social responsibility, including the Company's policies, procedures and programs with regard to business ethics (including the Company's Code of Ethics and Business Practices) and standards of engagement (human rights and factory screening and monitoring).

     - Proposing the annual schedule of Board meetings for the Board's approval.

     - Reporting regularly to the Board.

                                   EXHIBIT C

                              LIZ CLAIBORNE, INC.
                            AUDIT COMMITTEE CHARTER

     This Audit Committee Charter ("Charter"), as amended and restated, has been adopted by the Board of Directors (the "Board") of Liz Claiborne, Inc. (the "Company") at its March 12, 2003 meeting. The Audit Committee of the Board (the "Committee") shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

ROLE AND INDEPENDENCE; ORGANIZATION

     The Committee is appointed by the Board to assist the Board in fulfilling its responsibility for oversight of (i) the quality and integrity of the accounting, auditing and financial reporting practices and the financial statements of the Company; (ii) the independence, qualifications and performance of the Company's external auditors; (iii) the Company's compliance with legal and regulatory requirements; and (iv) the performance of the Company's internal audit function and the independence and performance of the Company's internal audit firm. It may also have such other duties as may from time to time be assigned to it by the Board.

     The membership of the Committee shall consist of at least three directors, each of whom shall (i) be free of any relationship that, in the opinion of the Board, may interfere with such member's individual exercise of independent judgment, and (ii) satisfy the independence and financial literacy requirements of Section 10A of the Securities Exchange Act of 1934 (the "1934 Act") and the rules of the New York Stock Exchange (the "NYSE") for serving on audit committees, and at least one who shall qualify as an audit committee financial expert under Section 10A of the 1934 Act and the rules of the NYSE. The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. Committee members may be replaced by the Board. The Committee may, as appropriate, form, and delegate authority to, subcommittees.

     One member of the Committee shall, on the recommendation of the Nominating and Governance Committee, be appointed by the Board as Chair. The Chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas, and making regular reports to the Board. The Chair will also maintain regular liaison with the CEO, the CFO, the lead independent audit partner and the internal audit firm. The Committee shall meet at least four times each year.

     The Committee shall maintain free and open communication (including private executive sessions) with the independent auditors, the internal auditors, and Company management. In discharging its role, the Committee shall have full access to all Company books, records, facilities, personnel and outside professionals. The Committee may retain special legal, accounting or other consultants or advisors as it deems necessary for the fulfillment of its responsibilities, and shall have the sole authority to approve the fees and other retention terms of such consultants and advisors.

     The performance of the Committee shall be evaluated annually.

RESPONSIBILITIES

     The Committee's job is one of oversight. Management is primarily responsible for the Company's financial reporting process, including maintaining the system of internal controls, and the preparation of the Company's consolidated financial statements in accordance with generally accepted accounting principles, as well as the objectivity and integrity of such statements, and the independent auditors are responsible for auditing those financial statements, expressing an opinion based on their audit as to whether, in all material respects, the statements are presented in conformity with generally accepted accounting principles, testing the effectiveness of the Company's internal controls and discussing with the Committee any issues the auditors believe should be raised with the Committee. The Committee and the Board recognize that management and the independent auditors have more resources and time and more detailed knowledge and information regarding the Company's accounting, financial and auditing practices than do Committee members.

     In recognition of the fact that the independent auditors are ultimately accountable to the Committee, the Committee shall have the sole authority and responsibility to select, evaluate and, where appropriate, replace the independent auditors (or to nominate the independent auditors for stockholder approval), and shall approve all audit engagement fees and terms and all permitted non-audit engagements with the independent auditors. The Committee may consult with management, but it shall not delegate these responsibilities.

     Although the Board and the Committee may wish to consider other duties from time to time, general recurring activities of the Committee in carrying out its oversight role are described below. The Committee shall be directly responsible for the appointment, compensation and oversight of the work of the independent auditors (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing its audit report or related work. The Committee shall also be responsible for:

     - Obtaining annually from the independent auditors a formal written statement describing all relationships between the auditors and the Company, consistent with Independence Standards Board Standard No. 1. The Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships that may impact the objectivity and independence of the auditors and shall recommend that the Board take appropriate actions to satisfy itself as to the auditors' independence.

     - Reviewing, and approving in advance, the retention of the independent auditors or any of its affiliates, including the terms of such retention and related fees, for any audit services and any non-audit services that are not prohibited under Section 10A of the 1934 Act or the rules of the NYSE and that are not subject to the de minimis exception under Section 10A of the 1934 Act, and determining in advance that any such retention of the auditors for non-audit services is consistent with maintaining the objectivity and independence of the independent auditors.

     - Establishing a policy addressing the Company's hiring of any employee or former employee of the independent auditors who were previously engaged to work on the Company's account, and overseeing any policy adopted in this regard.

     - Reviewing the annual audited financial statements of the Company, including disclosure under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and discussing them with management and the independent auditors. These discussions shall include the matters required to be discussed under Statement of Auditing Standards No. 61, as modified or supplemented, and consideration of the quality of the Company's accounting principles as applied in its financial reporting. Such discussions may include a review of particularly sensitive accounting estimates, reserves and accruals, review of judgmental areas, review of audit adjustments, review of risk exposures that may have a material impact on the Company's financial statements and the steps management has taken to monitor and control such exposures, and other such inquiries as the Committee or the independent auditors shall deem appropriate. Based on its review, the Committee shall make its recommendation to the Board as to the inclusion of the Company's audited financial statements in the Company's Annual Report on Form 10-K (or the Annual Report to Shareholders, if distributed prior to the filing of the Form 10-K).

     - Reviewing with management and the independent auditors the Company's quarterly financial statements, including "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the independent auditors' review of such statements, prior to the Company's filing of each Quarterly Report on Form 10-Q.

     - Reviewing periodically with management and the independent auditors the selection, application and disclosure of the critical accounting policies used in connection with the preparation of the Company's financial statements, including those policies for which management is required to exercise discretion or judgment regarding the implementation thereof, and discussing alternatives to, and the rationale for, the decisions made with respect to such policies.

     - Reviewing significant changes to the Company's auditing and accounting principles and practices as suggested by the independent auditors, the internal auditors or management.

     - Overseeing the relationship with the independent auditors, including (i) discussing with the auditors the planning and staffing of the audit and the nature and rigor of the audit process; (ii) receiving and reviewing audit reports; (iii) reviewing separately with the auditors and management any problems or difficulties encountered during the course of the audit, including any restrictions on the scope of the work or access to requested information, any management letters provided by the auditors, and any significant disagreement between management and the independent or internal auditors, and the Company's response to each; and (iv) providing the auditors full access to the Committee and the Board to report on all appropriate matters.

     - Reviewing at least annually (i) the experience and qualifications of the senior members of the independent auditor team; (ii) an annual report from the independent auditors describing the independent auditors' internal quality control procedures, and any material issues raised by the most recent internal quality control review or peer review of the independent auditors, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues; and (iii) the independent auditors' partner statement on professional responsibility. Any new senior members of the independent audit team shall be approved in advance by the Committee.

     - Reviewing, and approving annually, the document retention policy of the independent auditors with regard to their work for the Company, with any changes to such policy to be approved by the Committee in advance.

     - Discussing with management, the internal auditors and the independent auditors the quality and adequacy of the Company's internal controls and the internal audit function's organization, responsibilities, plans, results, budget and staffing, as well as providing oversight to internal audit activities, including a review of (i) the internal control report prepared by management, including management's assessment of the effectiveness of the Company's internal control structure and procedures for financial reporting; (ii) the independent auditors' attestation and report on the assessment made by management; and (iii) other significant reports prepared by the internal auditors, and management's response to each.

     - Evaluating on an annual basis the performance of the Company's internal auditors.

     - Discussing with management (including the Company's general counsel), the internal auditors, and the independent auditors any legal, regulatory or compliance matters (including the status of pending litigation) that may have a material impact on the Company's financial statements, and any material reports or inquiries from regulatory or governmental agencies.

     - Establishing procedures for the receipt, retention and treatment of any complaint or other communication received by the Company regarding accounting, internal control or auditing matters, and the confidential, anonymous submission by employees of concerns regarding accounting or auditing matters.

     - Reviewing with management and the independent auditors the information to be disclosed in the Company's earnings press releases, including the use of any "pro forma" or "adjusted" non-GAAP information, and the earnings guidance provided to analysts and rating agencies.

     - Reviewing with management and the independent auditors all off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities or other persons, that may have a material current or future effect on the Company's financial condition, results of operations, liquidity, capital resources, or capital reserves or significant components of the Company's revenues or expenses.

     - Reviewing with management, the internal auditors and the independent auditors the Company's major risk exposures and the steps management has taken to monitor, control and manage such exposures, including the Company's risk assessment and risk management guidelines and policies.

     - Preparing annually a report to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission, and submitting such report to the Board for approval.

     - Reporting regularly to the Board.

                                   EXHIBIT D

                              LIZ CLAIBORNE, INC.
                         COMPENSATION COMMITTEE CHARTER

     This Compensation Committee Charter (the "Charter") has been adopted by the Board of Directors (the "Board") of Liz Claiborne, Inc. (the "Company") at its March 12, 2003 meeting. The Compensation Committee of the Board (the "Committee") shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

ROLE AND INDEPENDENCE; ORGANIZATION

     The Committee is appointed by the Board to assist the Board in carrying out its responsibilities relating to compensation of the Company's executives. The Committee has overall responsibility for approving and evaluating executive compensation and benefit plans, policies and programs of the Company.

     The membership of the Committee shall consist of at least three directors. Each Committee member shall meet the applicable independence requirements of the New York Stock Exchange. The Committee's membership shall be such as to enable the Committee, or a subcommittee thereof, to qualify as a committee of "outside directors" under Section 162(m) of the Internal Revenue Code. The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. Committee members may be replaced by the Board. The Committee may, as appropriate, form, and delegate authority to, subcommittees.

     One member of the Committee shall, on the recommendation of the Nominating and Governance Committee, be appointed by the Board as Chair. The Chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas and making regular reports to the Board. The Committee shall meet at least three times each year.

     In discharging its role, the Committee shall have full access to all Company books, records, facilities, personnel and outside professionals. The Committee may retain special compensation, legal, accounting or other consultants or advisors as it deems necessary for the fulfillment of its responsibilities and shall have the sole authority to approve the fees and other retention terms of such consultants or advisors. The Committee shall have the sole authority to retain and terminate any compensation consultant to be used to assist the Committee in the evaluation of Chief Executive Officer or senior executive compensation and shall have sole authority to approve such consultant's fees and other retention terms.

     The performance of the Committee shall be evaluated annually.

RESPONSIBILITIES

     Although the Board and the Committee may wish to consider other duties from time to time, general recurring responsibilities of the Committee in carrying out its duties are described below. The Committee shall be responsible for:

     - Reviewing and approving on an annual basis corporate goals and objectives relevant to the compensation of the Chief Executive Officer (the "CEO"), evaluating, together with the Nominating and Governance Committee, the CEO's performance in light of those goals and objectives, and recommending to the Board the CEO's compensation levels based on this evaluation. In determining the long-term incentive component of the CEO's compensation, the Committee will consider, among other things, the Company's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, and the awards given to the CEO in past years.

     - Reviewing, and making recommendations to the Board with respect to, the compensation of all other executive officers, including incentive and equity-based compensation, on an annual basis.

     - In connection with such reviews for the CEO and other executive officers, reviewing and approving the following:

      - base salary level;

      - incentive opportunity level;

      - long-term incentive opportunity level;

      - employment agreements, severance arrangements, and change of control agreements/provisions; and

      - special or supplemental benefits.

     - Administering the Company's Section 162(m) Cash Bonus Plan, including recommending any amendment thereto and determining the bonus for participants thereunder.

     - Making award decisions regarding equity-based compensation under the Company's stock incentive plans.

     - Making recommendations to the full Board with respect to the adoption and administration of incentive compensation plans, equity-based plans and other Company compensation and benefit plans and programs.

     - Preparing annually a report on executive compensation to be included in the Company's proxy statement as required by the rules of the Securities and Exchange Commission.

     - Reporting regularly to the Board.

                                   EXHIBIT E

                              LIZ CLAIBORNE, INC.
                    FINANCE AND TECHNOLOGY COMMITTEE CHARTER

     This Finance and Technology Committee Charter (the "Charter") has been adopted by the Board of Directors (the "Board") of Liz Claiborne, Inc. (the "Company") at its March 12, 2003 meeting. The Finance and Technology Committee of the Board (the "Committee") shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

ROLE AND INDEPENDENCE; ORGANIZATION

     The Committee is appointed by the Board to advise the Board on a variety of corporate finance and technology issues.

     The membership of the Committee shall consist of at least three directors, none of which shall be a member of management. The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. Committee members may be replaced by the Board. The Committee may, as appropriate, form, and delegate authority to, subcommittees.

     One member of the Committee shall, on the recommendation of the Nominating and Governance Committee, be appointed by the Board as Chair. The Chair shall be responsible for leadership of the Committee, including scheduling and presiding over meetings, preparing agendas and making regular reports to the Board. The Committee shall meet at least three times each year.

     In discharging its role, the Committee shall have full access to all Company books, records, facilities, personnel and outside professionals. The Committee may retain special finance, legal, accounting or other consultants or advisors as it deems necessary for the fulfillment of its responsibilities, and shall have the sole authority to approve the fees and other retention terms of such consultants or advisors.

     The performance of the Committee shall be evaluated annually.

RESPONSIBILITIES

     Although the Board and the Committee may wish to consider other duties from time to time, general recurring responsibilities of the Committee in carrying out its duties are described below. The Committee shall be responsible for:

     - Monitoring the Company's financial condition, capital structure and financing requirements and strategies, including reviewing and evaluating the terms and conditions of all proposed credit arrangements, equity and debt offerings, stock splits, and other significant finance programs and vehicles prior to their presentation to the full Board for approval.

     - Monitoring the Company's short-term and long-term capital expenditure plans, cash management program and working capital position, and advising the Board on significant capital expenditures.

     - Monitoring the Company's debt portfolio, interest rate risk management, credit facilities and liquidity.

     - Monitoring the Company's relationships with credit rating agencies and the ratings given to the Company.

     - Reviewing and evaluating the Company's dividend policy and recommending to the Board dividend schedules and rates.

     - Reviewing and evaluating the Company's stock repurchase programs and activities and recommending to the Board any stock repurchase programs and activities deemed necessary or desirable by the Committee.

     - Reviewing and evaluating any existing or proposed off-balance sheet transactions, financing transactions by and between subsidiaries and other affiliated companies, the formation of, and transactions with, special purpose entities, and any significant guarantees or other financial commitments to third parties.

     - Reviewing and evaluating the Company's principal policies, procedures and controls with respect to derivative, foreign exchange and hedging transactions.

     - Reviewing and evaluating the Company's principal policies, procedures and controls with respect to managing insurable risks, including levels and cost of purchased insurance, including Directors' and Officers' Liability Insurance.

     - Reviewing and advising the Board with respect to business development matters, including the terms and conditions of all proposed acquisitions and divestitures, prior to their presentation to the full Board for approval.

     - Reviewing at least annually with the fiduciaries thereunder the performance of the investment options available to participants under the Company's 401(k) Savings and Profit Sharing Plan and Supplemental Executive Retirement Plan.

     - Reviewing the investment policies of the Liz Claiborne Foundation, and reviewing at least annually, with appropriate representatives of the Foundation, the performance of the Foundation's investments.

     - Reviewing, and advising management and the Board on, a variety of technology matters relating to the Company's business.

     - Reporting to the Board on a regular basis.

                                   EXHIBIT F

                  LIZ CLAIBORNE SECTION 162(M) CASH BONUS PLAN
                   (AS AMENDED AND RESTATED, MARCH 12, 2003)

1. Definitions

     The following terms have the meanings indicated unless a different meaning is clearly required by the context:

          1.1 "Board of Directors" means the Board of Directors of the Company.

          1.2 "Code" means the Internal Revenue Code of 1986, as amended.

          1.3 "Committee" means the Compensation Committee of the Board of Directors or a subcommittee thereof. The Committee at all times shall be composed of at least two directors of Liz Claiborne, Inc., each of whom shall be "outside directors" within the meaning of section 162(m) of the Code.

          1.4 "Company" means Liz Claiborne, Inc. and its consolidated subsidiaries and affiliates.

          1.5 "Executive Officer" has the meaning set forth in Rule 3b-7 promulgated under the Securities Exchange Act of 1934, as amended.

          1.6 "Participant" means an individual who participates in the Plan pursuant to Section 3.1.

2. Purpose

     The purpose of the Plan is to provide annual incentives to certain senior executive officers in a manner designed to reinforce the Company's performance goals; to strengthen the Company's "pay for performance" ethic by linking a significant portion of participants' compensation to the achievement of such goals; and to continue to attract, motivate and retain high performing executives on a competitive basis, while seeking to preserve for the benefit, to the extent practicable, a tax deduction by the Company for payments of incentive compensation to such executives through payment of qualified "performance-based" compensation within the meaning of Section 162(m)(4)(C) of the Code.

3. Participation

          3.1 An individual shall be a Participant in the Plan for a fiscal year of the Company if he or she (a) is an Executive Officer of Liz Claiborne, Inc. on the first day of such year or becomes an Executive Officer of Liz Claiborne, Inc. during such year by virtue of being hired or promoted and
     (b) has a base salary in excess of $500,000 per year or is reasonably expected by the Committee to have compensation for such year in excess of $1.0 million; provided, however, that if the Committee determines, in its discretion, prior to the ninety-first (91st) day of such fiscal year, that it would be in the best interests of the Company and its stockholders for one or more otherwise eligible Executive Officers not to be a participant for such year, such person shall not be a Participant for such year and the Committee may in its discretion establish alternative incentive compensation arrangements for such person; provided, however, no individual who is so excluded as a Participant for a fiscal year shall have any entitlement to participate in any such alternative incentive compensation arrangement.

          3.2 An individual who is a Participant in the Plan for a fiscal year shall not participate for such fiscal year in the Company's regular annual bonus program.

4. Performance Goals

          4.1 Prior to the ninety-first (91st) day of each fiscal year of the Company, the Committee shall set one or more objective performance goals for each Participant for such year. Such goals shall be expressed in terms of (a) one or more corporate or divisional earnings-based measures (which may be based on the following: net income, operating income, cash flow, residual income, or any combination thereof) and/or (b) one or more corporate or divisional sales-based measures. Each such goal may be expressed on an absolute and/or relative basis, may employ comparisons with past performance of the Company (including one or more divisions) and/or the current or past performance of other companies, and in the case of earnings-based measures, may employ comparisons to capital, stockholders' equity and shares outstanding.

          4.2 Except as otherwise provided herein, the measures used in performance goals set under the Plan shall be determined in accordance with generally accepted accounting principles ("GAAP") and in a manner consistent with the methods used in the Company's regular reports on Forms 10-K and 10-Q, without regard to any of the following unless otherwise determined by the Committee consistent with the requirements of Section 162(m)(4)(C) and the regulations thereunder:

             (a) all items of gain, loss or expense for the fiscal year that are related to special, unusual or non-recurring items, events or circumstances affecting the Company or the financial statements of the Company;

             (b) all items of gain, loss or expense for the fiscal year that are related to (i) the disposal of a business or discontinued operations or
        (ii) the operations of any business acquired by Company during the fiscal year; and

             (c) all items of gain, loss or expense for the fiscal year that are related to changes in accounting principles or to changes in applicable law or regulations.

          4.3 To the extent any objective performance goals are expressed using any earnings or sales-based measures that require deviations from GAAP, such deviations shall be at the discretion of the Committee.

5. Bonus Awards

          5.1 At the time that annual performance goals are set for Participants, the Committee shall establish a maximum award opportunity for each Participant for the year. The maximum award opportunity shall be related to the Participant's base salary at the start of the year by a formula that takes account of the degree of achievement of the goals set for the Participant; provided, however, that the Committee shall have absolute discretion to reduce the actual bonus payment that would otherwise be payable to any Participant on the basis of achievement of performance goals.

          5.2 The maximum award paid to a Participant in respect of a particular fiscal year shall in no event exceed $5.0 million.

          5.3 Bonuses determined under the Plan shall be paid to Participants in cash at such time as bonuses are generally paid to other Executive Officers; provided, however, that no such payment shall be made until the Committee has certified (in the manner prescribed under applicable regulations under Section 162(m) of the Code) that the performance goals and any other material terms related to the award were in fact satisfied; and provided further that the timing of any such payment may be deferred pursuant to an agreement between the Company and a Participant or under
     Section 7.6 hereof.

          5.4 In the event of the death of a Participant after the end of a fiscal year and prior to any payment otherwise required pursuant to Section 5.3, such payment shall be made to the representative of the Participant's estate.

          5.5 In the event of the death, disability, retirement or other termination of employment of a Participant during a fiscal year, the Committee shall, in its discretion, have the power to award to such Participant (or the representative of the Participant's estate) an equitably prorated portion of the bonus which otherwise would have been earned by such Participant.

          5.6 The right of a Participant or of any other person to any payment under the Plan shall not be assigned, transferred, pledged or encumbered in any manner and any attempted assignment, transfer, pledge or encumbrance shall be null and void and of no force or effect.

6. Administrative Provisions

          6.1 The Plan shall be administered by the Committee. The Committee shall have full, exclusive and final authority in all determinations and decisions affecting the Plan and Participants, including sole authority to interpret and construe any provision of the Plan, to adopt such rules and regulations for administering the Plan as it may deem necessary or appropriate under the circumstances, and to make any other determination it deems necessary or appropriate for the administration of the Plan. Decisions of the Committee shall be final and binding on all parties. All expenses of the Plan shall be borne by the Company.

          6.2 No member of the Committee shall be liable for any action, omission, or determination relating to the Plan, and the Company shall indemnify and hold harmless each member of the Committee and each other director or employee of the Company or its affiliates to whom any duty or power relating to the administration or interpretation of the Plan has been delegated against any cost or expense (including counsel fees, which fees shall be paid as incurred) or liability (including any sum paid in settlement of a claim with the approval of the Committee) arising out of or in connection with any action, omission or determination relating to the Plan, unless, in each case, such action, omission or determination was taken or made by such member, director or employee in bad faith and without reasonable belief that it was in the best interests of the Company.

7. Miscellaneous

          7.1 The Plan was initially adopted by the Board of Directors on March 9, 1994, subject to stockholder approval (which was obtained on May 12, 1994), and took effect beginning with the fiscal year of the Company starting January 1, 1995. The Plan was amended and restated as of March 3, 1999, subject to stockholder approval (which was obtained on May 20, 1999). The Plan was further amended and restated as of March 12, 2003, and, pursuant to the requirements necessary for awards under the Plan to constitute qualified performance-based compensation under Section 162(m) of the Code, the Plan, as so amended and restated, is being resubmitted for stockholder approval in 2003, with effect for payments otherwise payable in respect of fiscal years of the Company beginning with the Company's 2003 fiscal year. If the Plan, as amended and restated, is approved by the Company's stockholders at their 2003 annual meeting, no bonus will be payable hereunder in respect of any fiscal year beginning after January 3, 2009.

          7.2 The Board of Directors may at any time amend the Plan in any fashion or terminate or suspend the Plan; provided that no amendment shall be made which would cause bonuses payable under the Plan to fail to qualify for the exemption from the limitations of Section 162(m) of the Code provided in Section 162(m)(4)(C) of the Code. Upon any such termination, all rights of a Participant with respect to any fiscal year that has not ended on or prior to the effective date of such termination shall become null and void.

          7.3 The Plan shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made, and to be wholly performed, within such State, without regard to principles of choice of laws.

          7.4 All amounts required to be paid under the Plan shall be subject to any required Federal, state, local and other applicable withholdings or deductions.

          7.5 Nothing contained in the Plan shall confer upon any Participant or any other person any right with respect to the continuation of employment by the Company or interfere in any way with the right of the Company at any time to terminate such employment or to increase or decrease the compensation payable to the Participant from the rate in effect at the commencement of a fiscal year or to otherwise modify the terms of such Participant's employment. No person shall have any claim or right to participate in or receive any award under the Plan for any particular fiscal year.

          7.6 Notwithstanding any other provision hereunder, if and to the extent that the Committee determines the Company's Federal tax deduction in respect of an award hereunder may be limited as a result of Section 162(m) of the Code, the Committee may delay such payment as provided below. In the event the Committee determines to delay the payment of a bonus or any portion thereof hereunder, the Committee shall credit the amount of the award so delayed to a book account. The amount so credited to the book account shall be adjusted to reflect gains and losses that would have resulted from the investment of such amount in any investment vehicle or vehicles selected by the Committee. Part or all of the amount credited to the Participant's account hereunder shall be paid to the Participant at such time or times as shall be determined by the Committee, if and to the extent the Committee determines that the Company's deduction for any such payment will not be reduced by Section 162(m) of the Code. Notwithstanding the foregoing, the entire balance credited to the Participant's book account shall be paid to the Participant within 90 days after the Participant ceases to be a "covered employee" within the meaning of Section 162(m) of the Code. The Participant shall have no rights in respect of such book account and the amount credited thereto shall not be transferable by the Participant other than by will or laws of descent and distribution; any book account created hereunder shall represent only an unfunded unsecured promise by the Company to pay the amount credited thereto to the Participant in the future.

                           [LIZ CLAIBORNE, INC. LOGO]
                            [LIZ CLAIBORNE INC LOGO]


DETACH PROXY CARD HERE

MARK, SIGN, DATE AND RETURN
THE PROXY CARD PROMPTLY                      [X]
USING THE ENCLOSED ENVELOPE.       VOTES MUST BE INDICATED
                                   [X] IN BLACK OR BLUE INK.

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named herein, FOR Proposals 2 and 3, and AGAINST Proposal 4.

The Board of Directors recommends a vote FOR all nominees, FOR Proposals 2 and 3 and AGAINST Proposal 4.

1. Election of Directors

FOR       WITHHOLD
ALL [ ]   FOR ALL [ ]    EXCEPTIONS [ ]

Nominees: Bernard W. Aronson (Term Expiring in 2006)
          Nancy J. Karch (Term Expiring in 2006)
          Paul E. Tierney, Jr. (Term Expiring in 2006)

(Instructions: to withhold authority to vote for any individual nominee, mark the "Exceptions*" box and write that nominee's name on the following blank line.)

Exceptions*
           --------------
                                                          FOR   AGAINST  ABSTAIN

2. Approval of the Amended and Restated                     [ ]     [ ]    [ ]
   Liz Claiborne Section 162(m) Cash Bonus Plan.

3. Ratification of the appointment of Deloitte              [ ]     [ ]    [ ]
   & Touche LLP as independent public accountants for fiscal 2003.

4. Approval of the Stockholder Proposal relating            [ ]     [ ]    [ ]
   to indexing of senior executives stock options.

5. In accordance with the named proxies' discretion upon such other matters as may properly come before the meeting and any adjournments or postponements thereof.


Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. The undersigned acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement for the 2003 Annual Meeting of Stockholders.

Date      Share Owner sign here         Co-Owner sign here
-------------------------------          ------------------
|      |                       |        |                  |
-------------------------------          ------------------

                              LIZ CLAIBORNE, INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 22, 2003
                                   10:00 A.M.
                         OFFICES OF LIZ CLAIBORNE, INC.
                              ONE CLAIBORNE AVENUE
                            NORTH BERGEN, NEW JERSEY
                                 (201) 295-6000

                      FOR DIRECTIONS, CALL (201) 295-6222

                           WE INVITE YOU TO JOIN US.



                             YOUR VOTE IS IMPORTANT
                             ----------------------

               PLEASE COMPLETE, SIGN AND DATE YOUR PROXY CARD AND
                  PROMPTLY RETURN IT IN THE ENCLOSED ENVELOPE.

                              LIZ CLAIBORNE, INC.
       PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2003

     The undersigned hereby appoints PAUL R. CHARRON, ROBERTA S. KARP AND MICHAEL SCARPA, and each of them, as proxies with full power of substitution, to vote all shares of Common Stock the undersigned is entitled to vote at the Annual Meeting of Stockholders of LIZ CLAIBORNE, INC, to be held at the offices of Liz Claiborne, Inc. at One Claiborne Avenue, North Bergen, New Jersey, on Thursday, May 22, 2003, at 10:00 a.m., prevailing local time, and at any adjournments or postponements thereof, as set forth on the reverse side hereof.

      THIS PROXY IS BEING SOLICITED BY THE BOARD OF DIRECTORS OF LIZ CLAIBORNE, INC. AND WHEN PROPERLY EXECUTED AND RETURNED WILL BE VOTED WITH RESPECT TO THE ELECTION OF DIRECTORS, THE AMENDED AND RESTATED LIZ CLAIBORNE SECTION 162 (M) CASH BONUS PLAN, THE RATIFICATION OF THE APPOINTMENT OF THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS, THE STOCKHOLDER PROPOSAL DESCRIBED IN THE PROXY STATEMENT AND, IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES, UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. TO FOLLOW THE BOARD OF DIRECTORS' RECOMMENDATIONS, SIMPLY SIGN ON THE REVERSE SIDE; NO BOX NEED BE CHECKED.

                            YOUR VOTE IS IMPORTANT.
 PLEASE SIGN, DATE AND RETURN THIS PROXY CARD WHETHER OR NOT YOU PLAN TO ATTEND
                                  THE MEETING.

(Please sign and date on the reverse side)

                              LIZ CLAIBORNE, INC.
                              C/O P.O. BOX 11156
                              NEW YORK, N.Y. 10203-0156

To change your address, please mark this box.  / /
To include any comments, please mark this box. / /